UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.            )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

ROSS STORES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
[X]	No fee required
[ ]	Fee paid previously with preliminary materials
[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 8, 2025

Dear Stockholder:

You are cordially invited to attend the 2025 Ross Stores, Inc. Annual Meeting of Stockholders (the “Annual Meeting”) on Wednesday, May 21, 2025 at 1:30 p.m. PDT. This year’s Annual Meeting will be held virtually. We designed the format of our online Annual Meeting in an effort to provide stockholders who attend the Annual Meeting with equivalent opportunities to participate as they would have at an in-person meeting. You can attend the live webcast of the Annual Meeting by visiting www.virtualshareholdermeeting.com/ROST2025, where you will be able to listen to the meeting live, vote your shares, and submit questions online.

We are pleased to make use again this year of the process that permits companies to furnish proxy materials over the Internet, as authorized by Securities and Exchange Commission rules. We believe this approach facilitates stockholders’ receipt of proxy materials, while reducing both the cost and the environmental impact of our Annual Meeting. We will mail to our stockholders (other than those who previously requested electronic or paper delivery of future proxy materials) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including our Proxy Statement and Annual Report to Stockholders for the fiscal year ended February 1, 2025. The Notice also provides instructions on how to vote, and includes instructions on how you can request and receive a paper copy of the proxy materials by mail. If you receive your Annual Meeting materials by mail, the Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report to Stockholders, and proxy card will be enclosed.

Thank you for your commitment to Ross Stores and for your cooperation in voting your shares by proxy without delay. You may vote your shares in advance of the Annual Meeting by Internet, toll-free telephone number, or mail. Instructions regarding all three methods of voting, and for participation in the virtual meeting, are included in this Proxy Statement on the pages following the Notice of Annual Meeting of Stockholders.

Sincerely,

ROSS STORES, INC.

James G. Conroy
Chief Executive Officer and Board Member

ROSS STORES, INC.
Notice of Annual Meeting of Stockholders
to be Held on May 21, 2025
To Our Stockholders:

Please take notice that the 2025 Ross Stores, Inc. Annual Meeting of Stockholders (the “Annual Meeting”) will be held virtually on Wednesday, May 21, 2025 at 1:30 p.m. PDT. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ROST2025, where you will be able to listen to the meeting live, vote your shares online, and submit questions. The Annual Meeting will be held for the following purposes:

1.To elect 11 directors, to serve for a one-year term.

2.To hold an advisory vote to approve the Company’s executive compensation program.

3.To ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2026.

4.To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 25, 2025 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For ten calendar days prior to the day of the Annual Meeting, a complete list of stockholders of record entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relevant to the Annual Meeting during regular business hours at the Company’s corporate offices located at 5130 Hacienda Drive, Dublin, CA 94568. If you would like to inspect the list, you are encouraged to contact us to schedule an appointment by calling Angelica Griego (or her delegee) at (925) 965-4231.

Instructions regarding the available voting methods by proxy in advance of the Annual Meeting (by Internet, by telephone, or by mail) and regarding participation at the meeting are described on the next several pages. We would appreciate you submitting your vote by proxy as soon as possible, so that your shares will be represented at the meeting.

By order of the Board of Directors,

Ken Jew
Corporate Secretary

April 8, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 21, 2025: A complete set of proxy materials relating to our Annual Meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report to Stockholders, and proxy card, may be viewed at www.ProxyVote.com, where you may also cast your vote.

PRINTED ON RECYCLED PAPER

VOTING METHODS

The accompanying Proxy Statement describes proposals that are being submitted for a vote by stockholders at the Ross Stores, Inc. 2025 Annual Meeting to be held on Wednesday, May 21, 2025. If you are a stockholder of record of Ross Stores, Inc. as of March 25, 2025, you have the right to vote your shares, and may elect to do so by proxy in advance of the Annual Meeting; you may choose to submit your vote by Internet, by telephone, or by mail. You may also revoke your proxy at any time before the Annual Meeting. Please help us save paper, time, and postage costs by voting your shares by Internet or by telephone. Both methods are generally available 24 hours a day, seven days a week so that your vote is confirmed and posted immediately. To vote:

1.          BY INTERNET

a.Go to the website at www.ProxyVote.com.
b.Enter the Control Number that appears on the proxy card or on the voting instruction card you received from your broker, bank, or their nominee.
c.Follow the instructions.

2.        BY TELEPHONE

a.On a touch-tone telephone, call toll-free 1-800-690-6903.
b.Enter the Control Number that appears on the proxy card or on the voting instruction card you received from your broker, bank, or their nominee.
c.Follow the recorded instructions.

3.        BY MAIL (Do not mail the proxy card if you are voting by Internet or telephone.)

a.Mark your selections on the proxy card.
b.Date and sign your name exactly as it appears on your proxy card.
c.Mail the proxy card in the enclosed postage-paid envelope.

If your shares are held in the name of a bank, broker, or other holder of record, you are considered a beneficial owner, whose stock is held in “street name,” and instead of a proxy card you will receive instructions from your bank, broker, or other agent. Your broker or nominee will enclose a voting instruction card or notice for you to use in directing your broker or nominee as to how to vote your shares. A number of brokers and banks, however, are participating in a program provided through Broadridge Financial Solutions, Inc. (“Broadridge”) that offers the means to grant proxies to vote shares by Internet and by telephone. If your shares are held in an account with a broker or bank which is participating in the Broadridge program, you may grant a proxy to vote those shares by Internet or by calling the telephone number shown on the instruction form received from your broker or bank.

We must receive votes by proxy submitted by Internet, telephone, or mail by 11:59 p.m. ET on May 20, 2025. Submitting your vote by proxy by telephone or Internet will not affect your right to change your vote should you decide to attend the Annual Meeting virtually.

The Annual Meeting will be held by Internet webcast. You will be able to attend the Annual Meeting, vote your shares, and submit questions electronically at the meeting by visiting www.virtualshareholdermeeting.com/ROST2025. To participate in the Annual Meeting, you will need to enter the Control Number that appears on the proxy card or on the voting instruction card or notice you received from your broker, bank, or their nominee, with your Notice for the Annual Meeting, as well as your first and last name and e-mail address. The Annual Meeting webcast will begin promptly at 1:30 p.m. PDT on Wednesday, May 21, 2025. We encourage you to access the meeting a few minutes prior to the start time. Online check-in will begin at approximately 1:15 p.m. PDT, and you should allow ample time for the check-in procedures. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page for assistance.

To facilitate your online participation in the Annual Meeting, we will:

•Provide for Annual Meeting attendees to begin logging into the Annual Meeting at approximately 1:15 p.m. PDT on Wednesday, May 21, 2025 – about 15 minutes in advance of the meeting.

•Provide the ability for participating stockholders to vote (or revoke their prior vote) by following the instructions available on the meeting website during the Annual Meeting. (If you are the beneficial owner of shares, but not the stockholder of record, you may need to obtain online voting access codes and information from your broker or bank.)

•Permit stockholders to submit questions electronically during the Annual Meeting in accordance with the rules of conduct for the meeting, which will be available for review during the meeting, and by following the instructions available on the meeting website.

•Answer questions relevant to meeting matters and that comply with the rules of conduct during the meeting as time permits. If we receive substantially similar questions, we may group those questions together.

•Responses to any such questions that we do not have time to address during the Annual Meeting will be posted to our Investor Relations webpage (https://investors.rossstores.com) following the Annual Meeting.

VOTING MATTERS
Whether or not you plan to attend the Annual Meeting, we urge you to vote and to submit your proxy in advance of the meeting by following one of the methods described in the proxy materials for the Annual Meeting.

Your vote is important. Thank you for voting.

PROXY SOLICITATION FEES	51
HOUSEHOLDING	52
TRANSACTION OF OTHER BUSINESS	52
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING	52

PROXY STATEMENT

2025 Annual Meeting of Stockholders

ROSS STORES, INC.
5130 Hacienda Drive, Dublin, CA 94568
(925) 965-4400
www.rossstores.com

PROXY SOLICITATION

The accompanying proxy is solicited by the Board of Directors (the “Board”) of Ross Stores, Inc., a Delaware corporation (“we” or the “Company”), for use at the Company’s 2025 Annual Meeting of Stockholders to be held on Wednesday, May 21, 2025 at 1:30 p.m. PDT, or any adjournments or postponements thereof (the “Annual Meeting”), at which stockholders of record at the close of business on March 25, 2025 are entitled to vote. This year’s Annual Meeting will be held virtually. We designed the format of our online Annual Meeting in an effort to provide stockholders who attend the Annual Meeting with equivalent opportunities to participate as they would have at an in-person meeting. You can attend the live webcast of the Annual Meeting by visiting www.virtualshareholdermeeting.com/ROST2025, where you will be able to listen to the meeting live, vote your shares, and submit questions online.

The date of this Proxy Statement is April 8, 2025, the date on which this Proxy Statement and the accompanying proxy were first sent or given to stockholders.

The purpose of this Proxy Statement is to provide our stockholders with certain information regarding the Company, and its management and their compensation, and to provide summaries of the matters to be voted upon at the Annual Meeting. At the meeting, the stockholders will be asked to: (1) elect 11 directors, to serve for a one-year term; (2) provide an advisory vote to approve the Company’s executive compensation program; (3) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2026; and (4) transact such other business as may properly come before the Annual Meeting or any adjournments or postponements.

On March 25, 2025, the Record Date for the Annual Meeting, we had 328,834,209 outstanding shares of common stock, par value $0.01, all of which are entitled to vote with respect to all matters to be acted upon at the meeting. Each stockholder is entitled to one vote for each share of stock held. Our Bylaws provide that the presence of a majority of the shares entitled to vote, whether present in person (which would include presence at a virtual meeting) or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. For ten calendar days prior to the day of the Annual Meeting, a complete list of our stockholders of record will be available for viewing by the stockholders for any purpose relevant to the Annual Meeting during regular business hours at our corporate offices located at 5130 Hacienda Drive, Dublin, CA 94568. If you would like to inspect the list, you are encouraged to contact us to schedule an appointment by calling Angelica Griego (or her delegee) at (925) 965-4231.

All valid proxies that are timely received before the Annual Meeting, including proxies granted over the Internet or by telephone and submitted prior to midnight ET the night before the Annual Meeting, will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted FOR each nominee, and FOR proposals 2 and 3. In addition, any proxy received confers discretionary authority to vote on any matter that comes before the Annual Meeting and for which we did not have notice prior to sending out this Proxy Statement. Any proxy given pursuant to this solicitation may be revoked by the person giving it, at any time before it is exercised, by filing with our Corporate Secretary an instrument revoking it, by submitting an updated vote online or by phone, or by attending the Annual Meeting virtually and voting online.

STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information as of March 1, 2025, except as noted in footnote (2), regarding the ownership of the common stock of the Company by: (i) all persons who, to the knowledge of the Company, were the beneficial owners of more than 5% of the outstanding shares of common stock of the Company; (ii) each director and each of the executive officers named in the “Summary Compensation Table”; and (iii) all executive officers and directors of the Company as a group. Common stock is the only issued and outstanding equity security of the Company.

Name of Beneficial Person and the Directors and Executive Officers	Amount and Nature of Beneficial Ownership	(1)	Percent of Common Stock Outstanding

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	28,569,440	(2)	8.7%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	27,431,592	(2)	8.3%
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	19,592,222	(2)	6.0%
JPMorgan Chase & Co. 383 Madison Avenue New York, NY 10179	19,366,205	(2)	5.9%
Michael Balmuth	70,897	(3)	*
K. Gunnar Bjorklund	40,410	(4)	*
Michael J. Bush	35,686	(5)	*
Edward G. Cannizzaro	4,905	(6)	*
James G. Conroy	205,936	(7)	*
Sharon D. Garrett	215,097	(8)	*
Michael J. Hartshorn	128,533	(9)	*
Stephen D. Milligan	20,813	(10)	*
Patricia H. Mueller	5,432	(11)	*
George P. Orban	5,664,694	(12)	1.7%
Barbara Rentler	376,508	(13)	*
Doniel N. Sutton	6,842	(14)	*
Adam Orvos	72,195	(15)	*
All executive officers (as defined by Rule 3b-7 under the Securities Exchange Act of 1934) and directors as a group (17 persons, including the executive officers and directors named above)	7,191,393	(16)	2.2%
____________________________________________

*Less than 1%

(1)To the knowledge of the Company, the persons named in this table have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, the information provided in Schedule 13G filings (as amended to date) made with the Securities and Exchange Commission (“SEC”), and the information contained in the footnotes to this table.
(2)Share amounts are based solely on the most recent Schedule 13G filings (as amended) made with the SEC by each beneficial owner. These filings contain further information with respect to the nature of the beneficial ownership and the sole or shared nature of voting and investment power. In particular, the most recent Statements on Schedule 13G filed by (A) The Vanguard Group indicates no shares subject to sole voting power, shared voting power as to 448,337 shares, sole dispositive power as to 27,118,440 shares, and shared dispositive power as to 1,451,000 shares; (B) BlackRock, Inc. indicates sole voting power as to 24,969,116 shares, no shares subject to shared voting power, sole dispositive power as to 27,431,592 shares, and no shares subject to shared dispositive power; (C) T. Rowe Price Associates, Inc. indicates sole voting power as to 18,735,139 shares, no shares subject to shared voting power, sole dispositive power as to 19,465,446 shares, and no shares subject to shared dispositive power; and (D) JPMorgan Chase & Co. indicates sole voting power as to 17,802,156 shares, shared voting power as to 122,011 shares, sole dispositive power as to 19,322,615 shares, and shared dispositive power as to 35,571 shares. The table assumes that there have been no changes in their reported ownership through March 1, 2025.
(3)Mr. Balmuth: Includes 69,877 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting.
(4)Mr. Bjorklund: Includes 1,635 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting.
(5)Mr. Bush: Includes 1,635 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting.
(6)Mr. Cannizzaro: Includes 2,165 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting.
(7)Mr. Conroy: Includes 205,936 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting.
(8)Ms. Garrett: Includes 2,928 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting. Also includes 212,169 shares held in the name of Sharon D. Garrett Living Trust.
(9)Mr. Hartshorn: Includes 127,429 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting.
(10)Mr. Milligan: Includes 2,928 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting.
(11)Ms. Mueller: Includes 2,928 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting.
(12)Mr. Orban: Includes 4,342,208 shares held in the name of Orban Partners; Mr. Orban is a general partner and managing partner of Orban Partners. Also includes 4,130 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting; 828,899 shares held indirectly in trusts for which Mr. Orban holds voting and dispositive power; and 86,590 shares that are part of a testamentary trust for which Mr. Orban is co-executor; in that capacity, Mr. Orban has shared power for voting and disposition, but no pecuniary interest.
(13)Ms. Rentler: Includes 309,707 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting.
(14)Ms. Sutton: Includes 2,928 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting.
(15)Mr. Orvos: Includes 47,482 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting.
(16)Includes 1,064,859 shares of the Company’s common stock issued under the Company’s 2017 Equity Incentive Plan that remain subject to vesting.

PROPOSAL 1
ELECTION OF DIRECTORS

If elected, each nominee will hold office for a one-year term or until their successor is elected and qualified, unless they resign or their office becomes vacant by death, removal, or other cause in accordance with the Bylaws of the Company. Management knows of no reason why any of these nominees would be unable or unwilling to serve, but if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person(s) for the office of director as the Nominating and Corporate Governance Committee may recommend in the place of such nominee(s), unless the Board chooses to reduce the size of the Board.

The terms of the 11 current directors - Michael Balmuth, K. Gunnar Bjorklund, Michael J. Bush, Edward G. Cannizzaro, James G. Conroy, Sharon D. Garrett, Michael J. Hartshorn, Stephen D. Milligan, Patricia H. Mueller, George P. Orban, and Doniel N. Sutton - will expire on the date of the Annual Meeting. Accordingly, 11 persons are to be elected to serve as directors on the Board at the meeting.

Vote Required and Board of Directors’ Recommendation

In an uncontested election, such as this Annual Meeting, directors who receive more votes in favor than votes against will be elected. Abstentions and broker non-votes will be counted as present in determining whether a quorum is present, but will not affect the election of directors. As further discussed below, under the caption “Bylaws Provide Majority Voting Standard for Director Elections,” our Bylaws provide that any incumbent director who fails to receive more votes in favor of election than votes against in an uncontested director election must promptly tender their offer of resignation to the Board.

The Board of Directors unanimously recommends that the stockholders vote FOR the following 11 director nominees - Michael Balmuth, K. Gunnar Bjorklund, Michael J. Bush, Edward G. Cannizzaro, James G. Conroy, Sharon D. Garrett, Michael J. Hartshorn, Stephen D. Milligan, Patricia H. Mueller, George P. Orban, and Doniel N. Sutton.

INFORMATION REGARDING NOMINEES AND INCUMBENT DIRECTORS

The Certificate of Incorporation and the Bylaws of the Company provide that the number of members of the Board may be fixed from time to time exclusively by the Board. The Company has a declassified Board, and all directors are to be re-elected annually. The Board currently consists of 11 authorized members; there are currently no Board vacancies.

The nominees recommended by the Nominating and Corporate Governance Committee for election by the stockholders to serve as members of the Board until the 2026 Annual Meeting of Stockholders are the 11 incumbent directors. The proxies solicited by the Board cannot be voted for a greater number of persons than the 11 nominees named.

The following table indicates the name, age (as of the Annual Meeting), business experience, principal occupation, and term of office of each nominee standing for election at the 2025 Annual Meeting.

			Director
	Principal Position	Age	Since
Michael Balmuth	Executive Chairman of the Company since 2023; Strategic Advisor of the Company from 2021 to 2023; Chairman of the Board and Senior Advisor from 2019 to 2021; Executive Chairman from 2014 to 2019; Vice Chairman of the Board and Chief Executive Officer of the Company from 1996 to 2014; President from 2005 to 2009; Executive Vice President, Merchandising from 1993 to 1996; Senior Vice President, Merchandising from 1989 to 1993. Prior to rejoining the Board in 2023, Mr. Balmuth had served on the Board from 1996 to 2021. The Nominating and Corporate Governance Committee has noted Mr. Balmuth’s long history and extensive executive and merchandising experience with the Company.	74	2023
K. Gunnar Bjorklund	Lead Independent Director of the Board of the Company since 2023; Chairman, Rev360 LLC from 2014 to 2024; Managing Director, Sverica International from 1991 to 2014; Director, Corporate Strategic Planning, American Express Company from 1987 to 1990; Management Consultant, McKinsey & Company from 1985 to 1987. The Nominating and Corporate Governance Committee has noted Mr. Bjorklund’s executive and consulting experience, including consumer-facing strategic planning experience.	66	2003
Michael J. Bush
Managing Member, B IV Investments, LLC since 2007; Executive Chairman, Trumaker, Inc. from 2016 to 2018; Chief Executive Officer, 3 Day Blinds, Inc. from 2007 to 2010, Member of the Board of Directors from March 2010 to September 2010; President and Chief Executive Officer, Anchor Blue Retail Group from 2003 to 2007; President and Chief Executive Officer, Bally, North America, Inc. and member of the Board of Directors, Bally International AG from 2000 to 2002; Executive Vice President, Chief Operating Officer and Director, Movado, Inc. from 1995 to 2000; Senior Vice President of Strategic Planning and Marketing of the Company from 1991 to 1995. The Nominating and Corporate Governance Committee has noted Mr. Bush’s executive and financial management experience, including retail strategic planning and operational experience.
		64	2001
Edward G. Cannizzaro	Member of the Boards of Directors, PG&E Corporation and Pacific Gas and Electric Company since 2023 (also member of the Audit Committees of PG&E Corporation and Pacific Gas and Electric Company, and the Finance and Innovation Committee of PG&E Corporation); Global Head of Quality, Risk, and Regulatory for KPMG International from 2018 to 2022 and a member of the Global Management Team; National Managing Partner - Risk Management for KPMG LLP in the U.S. from 2016 to 2018 and Board member of KPMG LLP and KPMG Americas from 2014 to 2018. Additional positions held at KPMG from 1994 to 2016 included Lead Engagement Partner, as well as Partner-in-Charge of Audit for the Western United States, Silicon Valley, and Los Angeles, after becoming Partner in 1994. He also held various client service roles with increased levels of responsibility at KPMG from 1983 to 1994. The Nominating and Corporate Governance Committee has noted Mr. Cannizzaro’s accounting and consulting experience, including risk management and regulatory compliance experience across many industries.	64	2022

James G. Conroy	Chief Executive Officer of the Company since February 2025 and member of the Board of Directors since December 2024; CEO – Elect from December 2024 through January 2025; President and Chief Executive Officer of Boot Barn Holdings, Inc. from 2012 to November 2024; Chief Operating Officer and Interim Co-Chief Executive Officer, Claire’s Stores, Inc. in 2012, President from 2009 to 2012, and Executive Vice President from 2007 to 2009. Previously, Mr. Conroy held several roles with consumer, entertainment, and consulting companies, including with Kurt Salmon Associates and Deloitte Consulting. The Nominating and Corporate Governance Committee has noted Mr. Conroy’s extensive executive retail experience, including management and operational experience.
		55	2024
Sharon D. Garrett
Management Consultant since 2013; Member of the Board of Directors, Jerome’s Furniture from 2017 to 2020 (also member of the Strategic Planning (Chair) and Compensation committees); Member of the Board of Directors, Scott’s Liquid Gold-Inc. from 2014 to 2016 (also member of the Audit and Compensation committees); Executive Vice President, Revenue Cycle Optimization, American Medical Response, Inc. from 2012 to 2013, Senior Vice President, Reimbursement Services from 2007 to 2012; Chief Operating Officer, PT Holdings from 2006 to 2007; Executive Vice President, Enterprise Services, PacifiCare Health Systems from 2002 to 2005; provided interim executive services for various companies from 2000 to 2002, including Chief Executive Officer, Zyan Communications from April to November 2000; Senior Vice President and Chief Information Officer, The Walt Disney Company from 1989 to 2000. The Nominating and Corporate Governance Committee has noted Ms. Garrett’s executive and operational experience, including information technology and cyber risk experience.
		76	2000
Michael J. Hartshorn	Group President and Chief Operating Officer of the Company since 2019 and member of the Board of Directors since 2021; Group Executive Vice President, Finance and Legal, and Chief Financial Officer in 2019; Executive Vice President, Chief Financial Officer from 2018 to 2019; Group Senior Vice President, Chief Financial Officer from 2015 to 2018; Senior Vice President and Chief Financial Officer from 2014 to 2015; Senior Vice President and Deputy Chief Financial Officer from 2012 to 2014; Group Vice President, Finance and Treasurer from 2011 to 2012; Vice President, Finance and Treasurer from 2006 to 2011. From 2002 to 2006, Mr. Hartshorn held a number of management roles in the Ross IT and supply chain organizations, after initially joining the Company in 2000 as Director and Assistant Controller. For seven years prior to joining Ross, he held various financial roles at The May Department Stores Company. The Nominating and Corporate Governance Committee has noted Mr. Hartshorn’s extensive executive and operational experience with the Company.	57	2021

Stephen D. Milligan
Member of the Board of Directors, Autodesk, Inc., since 2018 (also member of the Audit Committee since 2019); Member of the Board of Directors, Western Digital Corporation from 2013 to 2020, Chief Executive Officer from 2013 to 2020, President from 2012 to 2013; Chief Executive Officer, Hitachi Global Storage Technologies from 2009 to 2012, Chief Financial Officer from 2007 to 2009; Senior Vice President, Finance and Chief Financial Officer, Western Digital from 2004 to 2007, Vice President of Finance from 2002 to 2003. The Nominating and Corporate Governance Committee has noted Mr. Milligan’s executive and financial experience, including consumer-facing products experience.
		61	2015
Patricia H. Mueller	Management Consultant since 2016; Member of the Board of Directors, Dave & Buster’s Entertainment, Inc. from 2015 to 2022 (also member of the Compensation and Nominating and Corporate Governance (Chair) committees); Chief Marketing Officer and Senior Vice President, Advertising and Marketing at The Home Depot, Inc. from 2011 to 2016 and Vice President, Advertising from 2009 to 2011; Senior Vice President, Marketing and Advertising, The Sports Authority, Inc. from 2006 to 2009; Vice President, Marketing and Advertising, American Signature, Inc. from 2004 to 2006. Additional executive positions at ShopNBC TV network from 1999 to 2004 included Senior Vice President, TV Sales and Promotions; Senior Vice President, Strategic Development; and Senior Vice President, Marketing and Programming. Ms. Mueller also held prior executive and leadership positions with Montgomery Ward, LLC from 1984 to 1999. The Nominating and Corporate Governance Committee has noted Ms. Mueller’s executive and operational experience, including retail marketing experience.	62	2020

George P. Orban	Managing Partner, Orban Partners, a private investment company, since 1984; Chairman of the Board of the Company from 2021 to 2023; Chairman of the Board, Egghead.com, Inc. from 1997 to 2001, Chief Executive Officer from 1997 to 1999. The Nominating and Corporate Governance Committee has noted Mr. Orban’s executive retail experience and his longstanding familiarity with the Company.	79	1982

Doniel N. Sutton	Chief People Officer, Pinterest, Inc. since February 2024; Member of the Board of Directors, Morningstar, Inc. since 2021 (also member of the Audit Committee and Compensation Committee since 2021); Chief People Officer, Alteryx, Inc. from 2022 to 2023; Chief People Officer, Fastly, Inc. from 2020 to 2022; Senior Vice President, People at PayPal Holdings, Inc. from 2017 to 2019, Vice President Human Resources from 2014 to 2017, and Senior Director, Human Resources from 2011 to 2014; Vice President, Human Resources, Real Estate and Relocation Services at Prudential Financial, Inc. from 2010 to 2011; Senior Vice President, Human Resources, Home Loan Servicing and Technology, Bank of America Corporation from 2008 to 2010, Vice President, Human Resources, Sales, Service, and Execution from 2005 to 2008, and Senior Human Resources Manager, Transaction Services from 2002 to 2005. Ms. Sutton also held prior human resources leadership roles at Honeywell International Inc. from 1997 to 2002. The Nominating and Corporate Governance Committee has noted Ms. Sutton’s executive and operational experience, including human capital leadership experience across industries.	51	2021

Biographical information concerning our executive officers is contained in our Annual Report on Form 10-K for the fiscal year ended February 1, 2025.

During fiscal 2024, the Board held seven meetings. No incumbent member of the Board, while serving in such capacity, attended fewer than 75% of the total number of Board meetings and applicable committee meetings held during the year. The Board of Directors has determined that Mses. Garrett, Mueller, and Sutton, and Messrs. Bjorklund, Bush, Cannizzaro, Milligan, and Orban are each an independent director under the applicable corporate governance requirements of the Nasdaq Stock Market (“Nasdaq”) listing rules. The Board previously determined that Larree M. Renda was an independent director. During the fiscal year, the independent directors held seven meetings in executive session without management.

We have standing Audit, Compensation, and Nominating and Corporate Governance committees. The Board has adopted written charters for each of these committees, which are posted on the Company’s corporate website, www.rossstores.com in the “Investors” section under “Corporate Governance.” The Board has also adopted a Code of Ethics for Senior Financial Officers and a Code of Business Conduct and Ethics that applies to all of our employees, officers, directors, and business partners. Both of these Codes are also posted on the Company’s website, as are the Company’s Corporate Governance Guidelines adopted by the Nominating and Corporate Governance Committee.

The Board has a comprehensive annual self-evaluation practice, which has been developed under independent director leadership and has continued to evolve over the years. Self-evaluations are conducted annually by the full Board, and also by the Audit, Compensation, and Nominating and Corporate Governance committees, to review and assess their respective performance and practices, and to communicate suggestions for improvement. To help encourage candid feedback, questionnaire results are aggregated and anonymized before being shared with the Board and each committee. The Board and each committee then discuss the feedback and assess potential actionable opportunities. The self-evaluation process is overseen by the Nominating and Corporate Governance Committee.

Board Leadership Structure. Our Board has separated the roles of Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”). Michael Balmuth currently serves as Chairman since he rejoined the Board as Executive Chairman in 2023, and James G. Conroy currently serves as our CEO. In October 2024, the Board elected Mr. Conroy as our next CEO, succeeding Barbara Rentler effective February 2, 2025. Initially, Mr. Conroy joined the Company on December 2, 2024 as CEO – Elect, when he also became a member of the Board of Directors.

The Board has designated a Lead Independent Director, to act as a liaison between the Executive Chairman, CEO, and independent directors. K. Gunnar Bjorklund has served as the Lead Independent Director since 2023.

In establishing its leadership structure, our Board seeks to have both strong leadership as a Board and a strong CEO, and to encourage active oversight by the independent directors. Although the Board recognizes that the optimal leadership structure may change as circumstances evolve, our experience has shown that separation of the roles of Chairman and CEO can contribute to the effectiveness of both. However, for this structure to be most effective, it is key who fills each of these roles, and our Board believes that it is preferable for both people in these roles to have deep retail expertise. Mr. Balmuth has been with the Company since 1989. He previously served as our CEO (from 1996 to 2014) and Chairman of the Board (from 2014 to 2021) and has in-depth business knowledge and organizational familiarity with the Company, which makes him well-suited to fill the role of Chairman. Mr. Conroy, who joined the Company as Chief Executive Officer – Elect in December 2024 and transitioned to Chief Executive Officer in February 2025, is a talented retail executive with over 25 years of proven success in the retail sector, complementing the deep institutional knowledge of our executive leadership team.

Audit Committee. The members of the Audit Committee during fiscal 2024 were Mses. Garrett and Renda (through May 22, 2024), and Messrs. Cannizzaro and Milligan (Chair). Each of the members of the Audit Committee is independent as determined under the applicable corporate governance requirements of the Nasdaq listing rules. The Board has also determined that Ms. Garrett, and Messrs. Cannizzaro and Milligan are each “financially literate” and that Mr. Milligan is considered to be an “audit committee financial expert” as that term is defined in rules issued by the SEC. Core functions of the Audit Committee include retaining the Company’s independent auditors, reviewing their independence, reviewing and approving the planned scope of the annual audit, reviewing and approving any fee arrangements with the auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them and the related fees, oversight relating to the adequacy of the Company’s accounting and financial controls, reviewing the Company’s critical accounting estimates and significant accounting policies, oversight of the internal audit function, and reviewing and approving certain related person transactions and disclosures. The Audit Committee held nine meetings during fiscal 2024. The functions and activities of the Audit Committee are further described under the heading Board of Directors Audit Committee Report.

The Audit Committee also assists the Board in providing oversight of the management of certain Company risks, particularly in the areas of internal controls and financial reporting, cybersecurity, and the Company’s climate change and sustainability efforts.

Compensation Committee. The members of the Compensation Committee during fiscal 2024 were Mses. Mueller and Sutton, and Messrs. Bjorklund and Bush, each of whom is independent as determined under the applicable corporate governance requirements of the Nasdaq listing rules. During fiscal 2024, Mr. Bjorklund (through May 22, 2024) and Mr. Bush (since May 22, 2024) served as Chair of the Compensation Committee. This committee held nine meetings during fiscal 2024. The Compensation Committee serves to carry out the responsibilities of the Board relating to determining the compensation of the Company’s executives, including the compensation of our CEO. This committee oversees and administers the policies and plans that govern the cash, equity, and incentive compensation of executive officers and independent directors of the Company. This committee is responsible for establishing and administering the terms, criteria, and size of equity compensation grants under the Company’s 2017 Equity Incentive Plan, and of cash bonuses under the Company’s annual cash incentive bonus plan (the “Incentive Compensation Plan”), including establishing and certifying the attainment of the performance goals it sets for those compensation plans. It also provides oversight in administering the Company’s Employee Stock Purchase Plan, 401(k) Plan, Non-Qualified Deferred Compensation Plan, and Health and Welfare Plans. This committee is also tasked with assisting the Board in succession planning and the development and retention of senior management talent, and helping to facilitate leadership continuity and organizational strength to support achievement of the Company’s short- and long-term goals.

As described below under the caption “Compensation Discussion and Analysis,” the third-party consultant retained by the Compensation Committee during fiscal 2024 to provide market data and advice on executive compensation matters was Exequity, LLP, which was retained only after assessing their independence under the criteria provided in the applicable corporate governance requirements of the Nasdaq listing rules.

After review by the Compensation Committee and management regarding the Company’s compensation policies and practices with respect to risk-taking incentives and risk management, the Company does not believe that potential risks arising from its compensation policies or practices are reasonably likely to have a material adverse effect on the Company.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee during fiscal 2024 were Mses. Garrett, Mueller, Renda (through May 22, 2024), and Sutton, and Messrs. Bjorklund, Bush, Cannizzaro, Milligan, and Orban. Each of the members of the Nominating and Corporate Governance Committee is independent as determined under the applicable standards of the Nasdaq listing rules. The Nominating and Corporate Governance Committee considers qualified candidates for nomination for election or appointment to the Board of Directors, and makes recommendations to the full Board concerning such candidates. This committee also assists with Board-level oversight on general matters involving our corporate governance and related policies. This committee held five meetings during fiscal 2024. During fiscal 2024, Ms. Mueller (through May 22, 2024) and Ms. Sutton (since May 22, 2024) served as the Chair of the Nominating and Corporate Governance Committee.

Board and Audit Committee Roles in Oversight of Risk Management and Other Areas. Our Board exercises general oversight of our risk management activities, and regularly requests and receives reports from management, including direct presentations and reports made to our Board by members of our management team with operational responsibility for risk management in various parts of our business.

With respect to risks related to cybersecurity, our Board has delegated the primary oversight responsibility to the Audit Committee. The Audit Committee, along with management, reports to the full Board on these matters throughout the year. The Audit Committee receives quarterly cybersecurity reports and engages directly with our management team, including our Chief Information Officer and Chief Information Security Officer, on cybersecurity risk management and related risk topics, including incident response and recovery protocols, associate trainings and awareness, recent Company and industry developments, and our related compliance programs and practices.

As described below under the caption “Additional Information About Our Initiatives Regarding Environmental, Social, and Governance (“ESG”) Matters and Diversity, Equality, and Inclusion (“DE&I”) Matters,” our Board also oversees our approach to addressing ESG matters, including matters related to climate change, DE&I matters, health and safety matters, human capital management, and stockholder relations. In addition, the Audit Committee assists the Board with oversight of our sustainability program and our approach to environmental, sustainability, and climate initiatives and related risk management efforts, including greenhouse gas (“GHG”) reduction initiatives and target setting.

Policy and Procedure for Director Nomination

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications, independence, and skills of candidates for election to our Board of Directors. When there is a vacancy on the Board of Directors, the Nominating and Corporate Governance Committee is responsible for reviewing and evaluating candidates to fill such vacancy. This committee has a policy with regard to the assessment of director candidates, including candidates recommended by stockholders. This assessment generally will include consideration of criteria listed below:
(i)personal and professional integrity, ethics, and values
(ii)experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance, or other elements relevant to the success of a publicly traded company in today’s business environment
(iii)relevant business experience, at a senior management level, preferably in retail or in a related industry
(iv)experience as a board member of another publicly held company
(v)academic expertise in an area of the Company’s operations
(vi)practical and mature business judgment, including the ability to make independent analytical inquiries
(vii)whether the nominee is “independent” for purposes of SEC rules and corporate governance requirements of the Nasdaq listing rules applicable to the Company
(viii)potential conflicts of interest
(ix)other qualifications and characteristics the Nominating and Corporate Governance Committee
believes are pertinent

The Nominating and Corporate Governance Committee seeks to promote a well-rounded Board, with a balance and diversity of skills and experience appropriate for the Company’s business. The Company also seeks to promote diversity of perspectives and experiences, including gender and racial/ethnic diversity, within the Company and in the corporate boardroom. In the event that the Nominating and Corporate Governance Committee determines to recruit candidates as nominees to join the Board from outside the Company, the initial candidate pool will include qualified female and racially/ethnically diverse candidates, and any third-party search firms will be instructed to include such candidates. Our 11 nominees possess a mix of skills and experiences we believe are relevant for the Company’s off-price business. These skills and experiences include having served in roles such as Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Information Officer, Chief Marketing Officer, Chief People Officer, and Global Head of Quality, Risk, and Regulatory, and in industries including retail and also non-retail, with additional experience in functional areas such as marketing, merchandising, operations, finance, consulting, information technology, and human capital leadership. Our 11 nominees for election at the Annual Meeting include 3 female directors and 2 racially/ethnically diverse directors.

In considering candidates, the Nominating and Corporate Governance Committee evaluates qualified candidates for nomination to fill open seats on the Board of Directors and makes a recommendation to the full Board concerning such candidates. The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders based on the same criteria that apply to candidates identified by the committee members. There are no specific, minimum qualifications formulated by the Nominating and Corporate Governance Committee that must be met by a potential nominee. The Nominating and Corporate Governance Committee believes that it is important for a majority of our directors to satisfy the definition of independence for purposes of the applicable corporate governance requirements of the Nasdaq listing rules, and for at least one director to possess the attributes necessary to be an “audit committee financial expert.”

Any stockholder who wishes to recommend a director candidate for consideration must submit the recommendation in writing to us at our principal executive offices, addressed to the attention of the Nominating and

Corporate Governance Committee. Any stockholder who wishes to formally nominate a director candidate for presentation to the stockholders at the next annual meeting (whether or not intended for inclusion in our proxy statement) must provide timely notice of the nomination in accordance with our Bylaws and with any applicable SEC rules. See the discussion below under the caption “Stockholder Proposals to be Presented at the Next Annual Meeting.” A stockholder who recommends a person as a potential director candidate may be requested by the Nominating and Corporate Governance Committee to provide further information for purposes of evaluating the candidate and for the purpose of providing appropriate disclosure to stockholders.

Bylaws Provide for “Proxy Access”

The Company’s Bylaws provide that eligible stockholders may have their director nominations included in the Company’s Proxy Statement, through a process commonly referred to as “Proxy Access.” Under the Company’s Bylaws, a stockholder or a group of up to 20 stockholders that has continuously owned 3% or more of the Company’s common stock for at least three years, may nominate and include in the Company’s proxy materials for an annual meeting of stockholders, up to the greater of two directors or 20% of the total number of directors serving on the Board, provided that such stockholder(s) and nominee(s) also meet the timely notice and other requirements set forth in the Company’s Bylaws.

Bylaws Provide Majority Voting Standard for Director Elections

The Company’s Bylaws provide for a majority voting standard with respect to uncontested elections of directors. Under our current Bylaws, any director nominee in an uncontested election who receives more votes against election than votes in favor of election is not elected. In addition, any incumbent director who fails to receive such majority approval from the stockholders must tender an offer of resignation to the Board within 14 days following certification of the stockholder vote. The Board then has authority to determine whether or not to accept the director’s offer of resignation. The Bylaws provide that the Nominating and Corporate Governance Committee (or another committee designated by the Board) will consider what action should be taken with respect to such offers of resignation, and will make a recommendation to the Board within 60 days following the certification of the stockholder vote. The Bylaws also provide that the Board is required to take action on the matter within 90 days following certification of the stockholder vote. Both the reviewing committee and the Board are authorized to consider all factors they believe to be relevant in determining whether or not to accept any resignation. Within five business days after reaching its decision, the Board is required to publicly disclose the decision, including, if applicable, the reasons for not accepting an offer of resignation.

Stockholder Communications with the Directors

The Board has adopted a process for stockholders to communicate with the Board and/or with individual directors. Stockholders may address such communications in writing to the Chairman of the Board, or to any individual director(s), c/o Ross Stores, Inc., 5130 Hacienda Drive, Dublin, CA 94568. Communications from stockholders addressed to one or more directors will be collected and organized by our Corporate Secretary under procedures approved by the independent directors. The Corporate Secretary will forward all communications to the Chairman of the Board of Directors, or to the identified director(s), as soon as practicable, although communications that are deemed abusive, repetitive, in poor taste, or that present safety or security concerns may be handled differently. The Corporate Secretary may, at their discretion, not forward correspondence that is primarily commercial in nature or relating to an improper or irrelevant topic. If multiple communications are received on a similar topic, the Corporate Secretary may, at their discretion, forward only representative correspondence.

Director Attendance at Annual Meeting

We typically schedule a Board meeting in conjunction with the Annual Meeting. We expect, but do not require, that all directors attend the Annual Meeting, absent a valid reason such as an unavoidable scheduling conflict. All of the current members of the Board of Directors who were directors at the time of the 2024 Annual Meeting attended the meeting.

Additional Information About Our Initiatives Regarding Environmental, Social, and Governance (“ESG”) Matters and Diversity, Equality, and Inclusion (“DE&I”) Matters

Our Board oversees the Company’s approach to ESG matters, including matters related to climate change, DE&I matters, health and safety matters, human capital management, and stockholder relations. The Audit Committee provides oversight assistance relating to the Company’s environmental, sustainability, and climate initiatives and related risk management efforts, and the Nominating and Corporate Governance Committee provides oversight relating to stockholder relations.

We publish information regarding our ESG initiatives and environmental targets on the Company’s website, including in our Corporate Social Responsibility (“CSR”) report. Our 2023 CSR report, which covers our CSR efforts and achievements during fiscal year 2022, focuses on four pillars of our programs: 1) Empowering Our Associates; 2) Supporting Our Communities; 3) Operating Sustainably; and 4) Conducting Business Ethically. Our CSR report is informed by several frameworks, including the Global Reporting Initiative (GRI), the Sustainability Accounting Standards Board (SASB), and the Task Force on Climate-Related Financial Disclosures (TCFD).

As indicated in our 2023 CSR report, we have also established an internal Environmental Sustainability Steering Committee (“ESSC”), which is composed of senior leaders from across our Company. The ESSC assists with identifying and managing risks and opportunities associated with climate change, informing and endorsing GHG emissions and waste reduction strategies, and identifying and supporting projects in pursuit of achieving those strategies. The ESSC also provides input to a dedicated Sustainability Team and helps align the program with our overall business strategy. As mentioned above, our management provides regular updates to the Audit Committee regarding the Company’s environmental and sustainability efforts and the status of our initiatives. Furthermore, we respond annually to the CDP Climate Change Questionnaire to disclose our climate management efforts.

Our 2023 CSR report also highlights some of our efforts relating to DE&I matters. We have an Office of DE&I, currently with two leadership bodies: the DE&I Steering Committee and the DE&I Council. The DE&I Steering Committee is co-chaired by our Chief Executive Officer and Chief Operating Officer and comprised of senior executives from across the Company. The DE&I Council is composed of cross-functional senior leaders who are responsible for developing functional action plans that support our DE&I vision and objectives. The Board is updated by management regarding our Company’s DE&I efforts and the status of our initiatives.

More information on our ESG programs and our commitments can be found in our current CSR report, which is available at https://corp.rossstores.com/responsibility. The information on our Corporate Governance and Corporate Social Responsibility webpages, the CSR Report, and any other information on our website that we may refer to herein is not incorporated by reference into, and does not form any part of, this Proxy Statement.

COMPENSATION OF DIRECTORS

The chart below summarizes all compensation earned by all persons serving on our Board of Directors for their services during fiscal 2024:

Director Compensation (Fiscal 2024)
Name	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation (2)	Total Compensation
Michael Balmuth*	$—	$—	$—	$—
K. Gunnar Bjorklund	$144,500	$170,042	$—	$314,542
Michael J. Bush	$119,500	$170,042	$—	$289,542
Edward G. Cannizzaro	$113,000	$170,042	$—	$283,042
James G. Conroy*	$—	$—	$—	$—
Sharon D. Garrett	$113,000	$170,042	$—	$283,042
Michael J. Hartshorn*	$—	$—	$—	$—
Stephen D. Milligan	$155,000	$170,042	$—	$325,042
Patricia H. Mueller	$117,000	$170,042	$—	$287,042
George P. Orban	$95,000	$170,042	$—	$265,042
Larree M. Renda**	$56,500	$—	$—	$56,500
Barbara Rentler*	$—	$—	$—	$—
Doniel N. Sutton	$117,000	$170,042	$—	$287,042
*    In fiscal 2024, Mr. Balmuth, Mr. Conroy, Mr. Hartshorn, and Ms. Rentler did not receive any separate compensation for their service as members of the Board. Information regarding compensation for Mr. Balmuth, Mr. Conroy, Mr. Hartshorn, and Ms. Rentler is reflected in the “Summary Compensation Table” and accompanying discussion.
**    Ms. Renda did not stand for re-election at the Annual Meeting held on May 22, 2024, at which time her term as a director ended. Ms. Renda did not receive any stock award for fiscal 2024. The stock awards held by Ms. Renda from her board service in the three prior years were granted accelerated vesting in connection with the end of her service as a director, resulting in an incremental compensation charge of $419,432.

(1)  In fiscal 2024, continuing directors were awarded an annual equity retainer fee in shares of restricted common stock or restricted stock units under the Company’s 2017 Equity Incentive Plan with a value of $170,000, subject to vesting over three years of continued service. The number of shares awarded is determined by dividing the target grant value by the closing price of Ross Stores, Inc. common stock as reported on the Nasdaq Stock Market on the date of grant and rounding up to the next whole share. For fiscal 2024, the amounts shown reflect a restricted stock award of 1,293 shares of common stock (or a like number of restricted stock units, depending on whether the director elected to participate in our stock deferral program) granted on May 22, 2024. The outstanding equity awards held at fiscal year-end by independent directors that remain subject to vesting were as follows:
a.Mr. Bjorklund: 2,928 shares of the Company’s common stock.
b.Mr. Bush: 2,928 shares of the Company’s common stock.
c.Mr. Cannizzaro: 3,458 shares of the Company’s common stock.
d.Ms. Garrett: 2,928 shares of the Company’s common stock.
e.Mr. Milligan: 2,928 shares of the Company’s common stock.
f.Ms. Mueller: 2,928 shares of the Company’s common stock.
g.Mr. Orban: 4,130 shares of the Company’s common stock.
h.Ms. Sutton: 2,928 shares of the Company’s common stock.
(2)    As noted in the table below captioned “All Other Compensation for Fiscal 2024” and the related discussion, occasionally our executive officers may fly on Company-provided private aviation flights made for business purposes, and our directors may also occasionally fly on private flights for business purposes. Family members of directors and executive officers may join them if there is a seat that would otherwise go unfilled. Because this benefit has no incremental cost to the Company, no dollar value for it is reflected in the table.

Standard Fee Arrangements and Restricted Stock Grant Formula

The Compensation Committee reviews and determines the value of director cash retainer fees on an annual basis. In fiscal 2024, directors who were not officers or employees of the Company (“independent directors”) received an annual cash retainer of $95,000 (paid quarterly). Audit Committee and Compensation Committee members also received annual cash retainers of $18,000 and $12,000, respectively (paid quarterly). The chairs of the Audit

Committee, Compensation Committee, and Nominating and Corporate Governance Committee received annual cash retainers of $60,000, $37,000, and $20,000 respectively (paid quarterly).

Mr. Bjorklund, who served as the Lead Independent Director during fiscal 2024, received an annual cash retainer of $25,000 (paid quarterly).

The Compensation Committee also reviews and determines the value and form of director equity awards on an annual basis, including any equity awards for newly appointed, independent directors. The practice is to grant annual awards on the date of each annual stockholders’ meeting, which are then subject to vesting over a period of three years. In fiscal 2024, the independent directors were awarded an annual equity retainer with a grant date target value of $170,000 (rounded up to the nearest whole share). These equity awards vest in equal annual installments over a three-year service period. Under the 2017 Equity Incentive Plan, the aggregate grant date fair value of all awards granted during any fiscal year to any independent director shall not exceed one million dollars ($1,000,000). Under a recently adopted program feature, directors may elect to defer receipt of their annual equity awards. Participation is voluntary, and participating directors may defer their receipt of shares until separation from the Board or until a certain year. Those directors electing to defer receive restricted stock units instead of restricted stock awards.

PROPOSAL 2
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Board is asking our stockholders to vote, on an advisory basis, on the compensation of our Named Executive Officers (“NEOs”) as described in this Proxy Statement. This annual proposal, commonly known as a “Say on Pay” proposal, is designed to give our stockholders the opportunity to endorse or not endorse our executive compensation program, and is being provided pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Board of Directors’ Recommendation and Vote Required

Our executive compensation program has been designed to align our executive officers’ compensation with the short- and long-term strategic goals of the Company and the interests of our stockholders, recognize individual performance and contributions, and assist us in attracting, motivating, and retaining a strong leadership team. The underlying philosophy of our program has not significantly changed since 1982. We believe that it has been a key reason historically that we have been able to recruit and retain outstanding executives, and achieve exceptional rates of stockholder return over long time horizons. Maintaining management stability and retaining smart people who know our business are critical to our success. Our NEOs have an average tenure of over 20 years. Over the last 10 years, our average annual total shareholder return has been 14%, and our average annual rate of return on equity has been 40%. We have also returned $8.4 billion to stockholders through annual share repurchases during that time.

We value stockholder feedback on our executive compensation programs. At last year’s Annual Meeting, our stockholders voted 76.3% in favor of the advisory approval of the compensation program of our NEOs. We have included additional detail relating to fiscal 2024 compensation decisions in the Compensation Analysis & Discussion section.

A substantial majority of the compensation awarded to our NEOs, or realizable by them, is linked to Company performance and to the value of our common shares. Base salaries account for approximately 17% of our NEOs’ total compensation.

As further described below under the caption “Executive Compensation - Compensation Discussion and Analysis,” which we encourage you to review, highlights of our executive compensation program include the following:

•Annual Cash Incentive Bonus: This portion of compensation is completely at risk due to the performance-based structure of our Incentive Compensation Plan. The amount of the annual cash incentive bonuses paid under our Incentive Compensation Plan can vary significantly based on the Company’s degree of success in the achievement of annual Company performance targets established in advance by our Compensation Committee.

•Performance Share Awards: Unlike the Incentive Compensation Plan, which pays cash bonuses entirely on an annual basis, a significant portion of the performance shares, once earned based on performance achieved in a given year, are then subject to further vesting based on continued service to the Company over a further two-year period. We believe this framework encourages executive retention and further strengthens the incentive to produce long-term value for our stockholders by working to increase the share price over a multi-year time horizon.

•Restricted Stock Awards: Restricted stock awards granted to our NEOs are structured to vest in large increments in future years after grant, and generally vest over four to five years of service. We believe that the value of these awards and their extended vesting periods provide a strong incentive for our NEOs both to remain employed at the Company and to successfully manage and grow the value of Ross shares over the long term. We believe these long-term equity awards are extremely important to aligning the financial interests of our NEOs with those of our stockholders, and they expose the NEOs to the consequences of both increases and decreases in the value of Ross shares. Our use of full value awards is also intended to manage overall compensation expense and to mitigate the impact of dilution under the Company’s equity plans.

The Board and Compensation Committee believe that our executive compensation program is well-designed, appropriately aligns the compensation of our NEOs with our performance objectives, and incentivizes strong individual performance. Accordingly, the Board recommends that our stockholders vote in favor of the following resolution at the 2025 Annual Meeting of Stockholders:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Ross Stores, Inc. NEOs, as disclosed in the Proxy Statement for the 2025 Annual Meeting of Stockholders, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and related narrative discussion.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this Proxy Statement. Although this vote is advisory and is not binding on the Board, the Compensation Committee, or the Company, we value the input and views of our stockholders. The Compensation Committee will review the outcome of the vote when considering future executive compensation policies and decisions.

This proposal to approve our executive compensation, on an advisory basis, will be approved if the number of shares voted FOR exceeds the number of shares voted AGAINST. Abstentions and broker non-votes each will be counted as present in determining if a quorum exists, but will not be counted as having been voted on this proposal and will have no effect on the outcome.

The Board of Directors unanimously recommends that the stockholders vote FOR the advisory approval of our executive compensation.

PROPOSAL 3
RATIFY THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm for the Company for the fiscal year ending January 31, 2026. We do not anticipate that any representative of Deloitte will be present at the virtual Annual Meeting or available to respond to questions or to make any statement.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast affirmatively or negatively by holders of shares of common stock present or represented by proxy at the Annual Meeting is required for approval of this proposal. Abstentions and broker non-votes each will be counted as present in determining if a quorum exists, but will not be counted as having been voted on this proposal and will have no effect on the outcome.

Stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our Bylaws or otherwise. The Board, however, is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte. Even if the selection of Deloitte is ratified by our stockholders, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board of Directors unanimously recommends that the stockholders vote FOR approval of the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2026.

ROSS STORES, INC.
BOARD OF DIRECTORS AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, its system of internal controls, and the independence and performance of both its internal auditors and independent auditors. The Audit Committee is also responsible for the selection and engagement of the Company’s independent auditors. The Audit Committee is composed of three independent directors and operates under a written charter adopted and approved by the Board of Directors. This charter is available on the Company’s website, www.rossstores.com, under “Corporate Governance,” in the “Investors” section. Each Committee member is independent as defined by the applicable corporate governance requirements of the Nasdaq listing rules.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

In this context, we held nine meetings during fiscal 2024. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors, and the Company’s independent registered public accounting firm, Deloitte. We discussed with representatives of the Company’s internal auditors and independent auditors the overall scope and plans for their respective audits. We met with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended February 1, 2025 with management and Deloitte.

We also discussed with the independent auditors the matters required to be discussed with audit committees by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and other required communications with audit committees.

In addition, we discussed with Deloitte their independence from management and the Company, including matters in the written disclosures required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence. When considering Deloitte’s independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the fees paid to Deloitte for audit and non-audit services.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended February 1, 2025 be included in the Company’s Annual Report on Form 10-K. We also selected Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2026, and are requesting that our stockholders ratify this appointment.

SUBMITTED BY THE AUDIT COMMITTEE OF THE
COMPANY’S BOARD OF DIRECTORS

Stephen D. Milligan, Chair
Edward G. Cannizzaro
Sharon D. Garrett

Summary of Audit, Audit-Related, Tax, and All Other Fees

The Audit Committee reviews and approves all proposed audit and non-audit engagements and related fees of Deloitte. In addition, any audit and non-audit fees for newly proposed professional services that arise during the year, or changes to previously approved fees and work, are reviewed and approved in advance of commencement of such services by the Audit Committee at their regularly scheduled meetings throughout the fiscal year. Should a situation arise that requires approval between meetings, the Audit Committee has delegated authority to its Chair to authorize such pre-approval and report on same at the following regularly scheduled meeting.

The following table summarizes the aggregate billings by Deloitte for professional services to the Company rendered during fiscal 2024 and 2023.

Fees	Fiscal Year 2024	Fiscal Year 2023
Audit Fees	$2,265,000	$2,085,000
Audit-Related Fees	$166,000	$161,000
Tax Fees
Tax Compliance Fees	$94,000	$128,000
Other Tax Services	$401,000	$221,000
All Other Fees	—	—
Total Fees	$2,926,000	$2,595,000

Audit Fees in fiscal 2024 and 2023 included fees related to the audit of the financial statements included in the Company’s Annual Report on Form 10-K, reviews of the financial statements included in Quarterly Reports on Form 10-Q, and Sarbanes-Oxley compliance services. Audit-Related Fees were for consultation on accounting standards or transactions, and audits of employee benefit plans. Tax Fees were for tax-related services, consisting of compliance services (i.e., review of the Company’s tax returns and other tax compliance matters) and other tax services. All of the services reflected in the table were pre-approved by the Audit Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

Our executive compensation program aims to attract, retain, and reward high-caliber executive leadership talent who will drive our business and execute our strategy for long-term profitable growth. This CD&A outlines our executive compensation philosophy and objectives, describes the elements of our 2024 executive compensation program, and explains how the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) arrived at its compensation decisions for our Named Executive Officers (“NEOs”) serving at the end of fiscal 2024, as listed below:

Name	Position
Barbara Rentler (1)	Vice Chair and Chief Executive Officer
Adam Orvos	Executive Vice President and Chief Financial Officer
James Conroy (2)	Chief Executive Officer – Elect
Michael Balmuth	Executive Chairman
Michael Hartshorn	Group President and Chief Operating Officer

(1)Ms. Rentler stepped down as Vice Chair and Chief Executive Officer effective as of the end of fiscal 2024 (on February 1, 2025). She continues to be an employee of the Company and will serve as Senior Advisor for the remainder of her employment term, through March 31, 2027, but no longer serves as an executive officer or Board member.
(2)Mr. Conroy joined the Company as Chief Executive Officer – Elect on December 2, 2024, and also became a Board member at that time. He transitioned to Chief Executive Officer effective February 2, 2025 (the first day of fiscal 2025).

Executive Summary

Overview

We operate two brands in the competitive off-price apparel and home goods sector — Ross Dress for Less, the largest off-price apparel and home fashion chain in the United States, and dd’s DISCOUNTS. To effectively compete in this environment, we need to attract and retain an executive leadership team with the necessary expertise and experience to successfully execute our off-price strategies in all facets of our operations. Maintaining management stability and retaining smart people who know our business are critical to our success. Our NEOs have an average tenure with our company of over 20 years. Over the last 10 years, our average annual total shareholder return has been 14%, and our average annual rate of return on equity has been 40%. We have also returned $8.4 billion to stockholders through annual share repurchases during that time.

A Closer Look at Our Executive Leadership Team Transition

Transition Timeline

In June 2023, the Board announced a long-term Chief Executive Officer (“CEO”) succession plan rooted in a philosophy of mitigating risk while enabling continuity, stability, and the Company’s ongoing success. This was seen as part of a multi-year effort involving changes across key leadership roles and was designed to enable the seamless transfer of critical knowledge and expertise specific to off-price retail. The timeline of activities during 2023 and 2024 is essential to understand how the Committee approached its executive compensation decisions during this transition period:

•June 2023: We announced a long-term (“CEO”) succession plan, confirming Ms. Rentler’s commitment to remain in her role through the earlier of: (1) January 31, 2026 (the end of fiscal 2025), or (2) until a successor was appointed. Following her tenure as CEO, Ms. Rentler’s employment agreement provides that she will serve as Senior Advisor through March 31, 2027. As CEO, Ms. Rentler remained focused on advancing the Company’s strategic priorities, overseeing our merchandising strategy, and driving operational excellence. This focus was instrumental in maintaining stability and driving strong performance results while the Board executed the CEO succession plan, setting the stage for the next chapter of executive leadership.

•August 2023: After sharing our long-term CEO succession plan, in August 2023 we announced that Mr. Balmuth would return to the role of Executive Chairman. Mr. Balmuth’s term as Executive Chairman extends through January 31, 2026 (the end of fiscal 2025), with a primary focus on leading the search for our new CEO. At the end of his term as Executive Chairman, he will serve as Senior Advisor, through March 31, 2026, to support the transition of the new CEO and the new Chairman of the Board.

Mr. Balmuth is uniquely qualified to serve as Executive Chairman. For over 35 years, Mr. Balmuth has played a defining role in the leadership and growth of the off-price retail industry, including decades of dedicated service to Ross. He had previously served as Chairman of our Board from 2014 to 2021, including serving as Executive Chairman until 2019, before transitioning into an advisory role. Since joining the Company in 1989, he has been instrumental in building our market-leading off-price retail business and creating significant value for our stockholders. His contributions have shaped the Company’s strategic direction, operational priorities, and approach to stakeholder engagement. His historic knowledge of off-price retail models, combined with his deep understanding of customer and vendor relationships, real estate strategies, and market dynamics, has been foundational to Ross’ sustained success and the development of our management team.

As Executive Chairman, Mr. Balmuth led the search for our next CEO, working closely with the Board of Directors. The Board conducted a robust evaluation of internal and external talent to support the CEO succession planning process.

In addition, in his role as Executive Chairman, Mr. Balmuth also plays a critical role supporting our succession planning strategy for senior executive levels below CEO and COO. He focuses on identifying strategic issues for the Company and developing plans to address those issues, develops and monitors organizational plans, and works closely with our high potential senior executives on their development plans.

Mr. Balmuth’s return to the Board brought invaluable leadership and stability, leveraging his deep knowledge of the business and his extensive off-price experience to help guide the Board’s CEO search and oversee a rigorous internal and external candidate evaluation process.

•October 2024: We announced the hiring of Mr. Conroy as our next CEO, marking a significant milestone in our executive leadership transition. To support a smooth and seamless leadership transition, Mr. Conroy served as CEO – Elect through February 1, 2025 (the end of fiscal 2024), reporting directly to Mr. Balmuth, as Executive Chairman. During this time, Mr. Conroy collaborated closely with our executive leadership team, including our outgoing CEO, Ms. Rentler, and our Executive Chairman, Mr. Balmuth, to immerse himself in the Company’s operations, deepen his insights into our strategic priorities, and better understand the organizational culture. On February 2, 2025, Mr. Conroy officially assumed the role of CEO, succeeding Ms. Rentler.

With over 25 years of retail leadership experience, including 12 years as CEO of a publicly traded company, Mr. Conroy brings to our senior leadership fresh perspectives and deep expertise that complement the institutional knowledge of our ongoing leadership team. We believe Mr. Conroy’s track record of pursuing customer-centric retail strategies to maximize top- and bottom-line results will help drive our Company’s next chapter of profitable growth, increase shareholder value, and build on the strong foundation established by Ms. Rentler.

Where We Are Today

In fiscal 2025, we expect our executive leadership team to collaborate closely in support of a seamless CEO transition, with a sustained focus on the Company’s strategic priorities.

Mr. Conroy can draw on Mr. Balmuth’s decades of leadership experience and deep institutional knowledge. In recognition of his leadership in the successful recruitment of our new CEO, the Compensation Committee approved a special cash bonus of $1,500,000 payable to Mr. Balmuth on March 31, 2025.

Having transitioned out of the CEO role, Ms. Rentler will continue to support the Company’s merchandising strategy, leveraging her decades of merchandising and leadership experience.

The following table summarizes roles, key dates, and significant milestones during this important leadership transition:

Executive	Position	Highlights
James Conroy	Incoming CEO
–Joined Ross Stores as CEO – Elect in December 2024, then reporting directly to Michael Balmuth, Executive Chairman.
–Assumed the role of CEO, on February 2, 2025, succeeding Barbara Rentler, reporting directly to the Board.

Barbara Rentler	Outgoing CEO/ Senior Advisor	–Served as CEO since 2014 through the end of fiscal 2024; joined Ross in 1986. –Transitioned to Senior Advisor on February 2, 2025, through March 31, 2027.
Michael Balmuth	Executive Chairman
–Returned as Executive Chairman in September 2023, after serving as Strategic Advisor.
–Will remain as Executive Chairman through January 31, 2026, and will serve as Senior Advisor through March 31, 2026.
–Previously served as Chairman of the Board from 2014 to 2021, including Executive Chairman to 2019.
–Also served as CEO for 18 years; joined Ross in 1989.

Recruiting Mr. Conroy to Ross Stores

Recruiting Mr. Conroy to Ross marked a pivotal step in the Company’s executive leadership strategy. With over 25 years of proven success in the retail sector, attracting a leader of Mr. Conroy’s caliber from his prior top role at another thriving organization required a competitive and thoughtfully structured compensation package. This included market-competitive annual compensation opportunities going forward, and additional compensation to offset the incentive opportunities he relinquished by departing from his prior employer, together reflecting the substantial value he is expected to deliver to the Company and its stockholders. To ensure that the offer was both competitive and aligned with market practices, the Committee worked closely with its external advisers to conduct a thorough analysis of peer company new hire compensation structures and ongoing CEO compensation arrangements, benchmarking against organizations that represent not only our market competition but also our competition for top executive talent.

Regular, Total Target Annual Compensation Opportunities

Mr. Conroy’s regular, total annual compensation for fiscal 2025 is structured similarly to the compensation of our other NEOs — it includes three primary components: base salary, annual cash incentives (as part of our Incentive Compensation Plan), and long-term equity incentives, as follows:

Component	Value
Base Salary	$1,450,000
Target Annual Cash Incentive Opportunity (200% of Salary)	$2,900,000
Target Long-Term Equity Incentive Opportunity (60% Performance Shares / 40% Restricted Stock)	$10,650,000
Total Target Annual Compensation Opportunity	$15,000,000

Mr. Conroy’s base salary rate shown in the table above took effect upon his start date in December 2024. He was not eligible to receive an annual cash incentive bonus for fiscal 2024 or equity award grants in 2024 aside from those described below under the heading “One-Time Sign-On Awards.”

Over 60% of Mr. Conroy’s regular total annual compensation opportunity for fiscal 2025 is performance-based.

One-Time Sign-On Awards

In addition to offering Mr. Conroy a competitive annual compensation package in order to recruit him, it was critical for us to also provide him with one-time awards that would make up for the incentive compensation value he would forfeit from his then-current employer. We believe that the offer package provided to Mr. Conroy, which was developed using a mix of cash and equity, is fully consistent with the goal of creating long-term stockholder value.

One-Time Award	Purpose	Conditions	Value
Cash	Signing bonus to offset former employer’s annual cash bonus and equity due to vest in 2025	Subject to one-year payback requirement	$7,625,000
	Relocation bonus	Subject to a three-year payback requirement	$800,000
Equity	Restricted stock award to offset forfeited equity awards from former employer which were scheduled to vest in 2025, 2026 and 2027	Vests 40% in September 2025; 40% in September 2026; and 20% in September 2027, based on continued service with Ross	$32,200,000
	Performance-conditioned Restricted Stock Unit (“PRSU”) inducement grant	50% eligible to vest in September 2028: •Half (25%) vests subject to continued employment; and •Half (25%) vests only if the Company’s stock price increases by 25% above the grant date price for 30 consecutive trading days before the vesting date (i.e., to $195.45). The same structure applies to the remaining 50%, which vests in March 2029.	$8,000,000

Compensation Governance Practices

While the CEO transition planning and the related compensation decisions in support of the recruiting and onboarding process required a more tailored approach in fiscal 2024, our ongoing compensation philosophy and approach has not fundamentally changed. Key design features of our compensation programs that reinforce alignment with stockholder interests include:

Our compensation programs are structured to pay for performance and emphasize “at risk” pay over fixed pay, with more than 50% of our NEOs’ ongoing compensation opportunity tied to Company performance.

In addition to at-risk pay components, a meaningful percentage of the NEOs’ pay is in the form of restricted share grants which generally vest over four to five years. This structure provides a strong link between realized pay and the long-term share price, while at the same time producing strong incentives for executive retention.

Other noteworthy compensation-related governance policies include:

We have meaningful stock ownership guidelines for executive officers and independent directors, and our policies preclude hedging and pledging for all insiders.

We limit accelerated vesting upon a change in control to situations where the executive is involuntarily terminated or terminates for good reason.

We do not provide NEOs with tax gross-ups on perquisites (excluding certain relocation benefits) or payments related to a change in control.

The Compensation Committee formally evaluates risks in our compensation plans each year.

We believe that our compensation practices, along with our strong history of financial performance and shareholder returns, have been key contributors to the strong levels of shareholder support for our “Say on Pay” proposals each year since Say on Pay voting was implemented in 2011.

What Guides Our Program

Compensation Philosophy and Objectives

Our philosophy and approach to executive compensation have been consistent for many years and serve to align executive interests with those of our stockholders. We believe in strongly aligning executive compensation with stockholder interests by linking significant elements of the compensation package directly to stock value. Retention is also an important objective of our programs, as we believe that the Company’s growth and improvements in year-over-year performance are directly related to the consistent, sustained efforts of our executive leadership team. Our executive compensation program is designed to:

•Attract, retain, and motivate a strong executive leadership team to create and sustain our business success in the competitive off-price apparel and home goods market.

•Reinforce our high-performance culture and values through programs focused on clarity and accountability, that are also levered to deliver above-market compensation opportunities for superior performance and results.

•Create alignment of interests between the executive leadership team and stockholders, with a focus on longer-term stockholder value creation.

•Differentiate executive pay to recognize critical skills, contributions, and the current and future potential impact on the organization’s success.

Primary Components of Compensation

We achieve our compensation objectives through a balanced combination of the following three primary components of our compensation programs. Each of these components serves a specific purpose in our compensation strategy:

•Base Salary: A fixed cash compensation amount that is competitive within the markets in which we compete for executive talent. Base salaries account for approximately 17% of our NEOs’ total compensation. For fiscal 2024, we approved base salary increases to the NEOs ranging between 1% and 2.6%.

•Annual Cash Incentive Program: The Incentive Compensation Plan has payout levels based on the degree of achievement of annual Company performance targets. The Incentive Compensation Plan is designed to focus the entire executive leadership team on shared annual Company performance targets. Based on our adjusted pre-tax earnings results for fiscal 2024, the Committee approved annual cash incentive award payouts for each of the NEOs, excluding Mr. Conroy, at 158.9% of target.

•Long-Term Equity Incentives: The greatest emphasis among the three components is placed on longer-term incentives, in order to focus and align our executive leadership team upon achievement of increased long-term stockholder value. Equity-based compensation takes two forms — performance share awards and restricted stock awards, which are subject to performance-based and/or time-based vesting requirements.

We do not provide pensions or supplemental retirement plans, and we do not match any contributions under our deferred compensation plan.

Oversight of the Executive Compensation Program

The Compensation Committee

The Committee serves to carry out the responsibilities of the Board related to establishing compensation for our executive officers, including the compensation of our CEO. For fiscal 2024, the Committee was comprised of four independent directors, K. Gunnar Bjorklund (Chair through May 22, 2024), Michael J. Bush (Chair since May 22, 2024), Patricia H. Mueller, and Doniel N. Sutton. All Committee members meet the independence standards under the corporate governance requirements of the Nasdaq listing standards and under the applicable SEC rules relating to the grant of equity compensation. The Committee operates under a written charter which the Committee reviews annually and which is approved by the full Board of Directors.

Consultants and Advisors

The Committee has the sole discretion and authority under its Charter to retain and terminate consultants or advisors to assist the Committee in its work. For fiscal 2024, the Committee retained an independent compensation consulting firm, Exequity, LLP (the “Consultant”) to assist the Committee in its review of executive and CEO compensation levels, structure, and strategy. The Consultant attended select meetings at the invitation of the Committee, assisted the Committee with analyzing competitive peer company market data and other relevant information relating to the Company’s compensation programs, and reported to the Committee regarding market trends and technical developments. In addition, members of our management team keep abreast of developments in compensation and benefits matters and participate in the gathering and presentation of information and data related to these matters as requested by the Committee.

Role of Management and CEO in the Compensation Process

Our CEO provides compensation recommendations regarding each NEO, other than for themself and the Executive Chairman, to the Committee each year. The Committee reviews each element of compensation for each NEO.

Our CEO is not involved in the process for setting their own compensation. The Committee establishes the CEO’s compensation based on a thorough review of the CEO’s performance that includes: (i) an objective assessment against agreed-upon metrics set by the Committee; (ii) an analysis showing past compensation and projected future compensation; and (iii) a self-evaluation by the CEO that the Committee discusses with the independent directors and that is based on the annual statement of CEO objectives prepared at the beginning of the fiscal year. The CEO’s compensation package is reviewed annually by the Committee, which then presents its report and recommendation to the other independent directors for review and comment. After this process, the Committee then makes the final determinations on compensation for the CEO.

Comparative Framework

Peer group data are among a number of factors considered in determining compensation levels and packages for our NEOs. However, true analogs to Ross are difficult to find in the traditional retail apparel sector. Although the Committee considers the compensation practices of peer companies, it does not make any determinations or changes in compensation in reaction to that market data alone and does not target compensation to a specific point or range within any peer group. In addition to reviewing their compensation practices, the Committee also evaluates the financial and operating performance of the peer group companies over one-, three-, five-, and ten-year time frames to gauge the Company’s comparative performance with a clear focus on the longer term.

The Committee annually reviews the companies included in the peer group and may change peer group composition as it deems appropriate. For fiscal 2024, these peer group companies consisted of:

Bath & Body Works, Inc.	Best Buy Co., Inc.	Burlington Stores, Inc.	Dick’s Sporting Goods, Inc.
Dollar General Corporation	Dollar Tree, Inc.	Foot Locker, Inc.	The Gap, Inc.
Kohl’s Corporation	Macy’s, Inc.	Nordstrom, Inc.	PVH Corp.
The TJX Companies, Inc.	Tractor Supply Co.	Ulta Beauty, Inc.	V.F. Corporation
Williams-Sonoma, Inc.

The peer companies considered most relevant can vary for each of the executive positions.

Setting Performance Metrics for Incentive Compensation

Each year, the Committee reviews and establishes the annual performance metrics to be used for the Incentive Compensation Plan and for the performance share award component of our long-term equity incentive program, both of which are described in more detail below. While the Committee is always reviewing compensation practices for effectiveness, the philosophy embraced by the Committee has not changed significantly since 1982 — it emphasizes consistency, simplicity, objectivity, and alignment across the executive leadership team.

For fiscal 2024, the Committee again established “adjusted pre-tax earnings” (defined below), as the performance metric for both the Incentive Compensation Plan and the performance share awards. The Committee selected adjusted pre-tax earnings because the Committee believes that measure to be the key driver of stockholder value in the Company’s business.

Additionally, the Committee believes that adjusted pre-tax earnings:

•is simple and objectively measured;
•emphasizes controlling cost and increasing profit; and
•aligns the interests of the executives with stockholders.

The Committee chose to establish the same performance metrics for both short- and long-term incentive compensation because it believes that adjusted pre-tax earnings is the most significant measure of Company performance and that the management team performs better when it is focused on reinforced, well-understood metrics rather than dividing its efforts among a number of metrics that vary by individual.

“Adjusted pre-tax earnings” is defined as the earnings before taxes as reported in the Company’s consolidated statement of earnings for the fiscal year coinciding with the performance period, adjusted to exclude the reduction in earnings resulting from the accrual of compensation expense for annual incentive awards and performance share awards granted with respect to the performance period. The adjusted pre-tax earnings target is determined annually and, in a manner consistent with the Company’s five-year planning process, its annual budget process, and its long-term earnings per share growth objectives. During fiscal 2024, the Compensation Committee resolved to exclude the impact of a non-recurring gain related to a real estate sale from the final adjusted pre-tax earnings result used to determine the attainment of the performance goals under both the Incentive Compensation Plan and the Performance Share Awards granted in fiscal 2024.

2024 Executive Compensation Decisions

Based on the Company’s performance and consistent with the design of our compensation program and practices described above, the Committee made the following executive compensation decisions for fiscal 2024:

Base Salary

NEO base salaries are reviewed on an annual basis, and at the time of a contract renewal, promotion, or other change in responsibilities. Base salaries for executives are determined after considering the following factors:

experience, expertise, expected future contributions, criticality to the Company, individual performance, and the need to be competitive in the market for executive talent.

In March 2024, the Company conducted its annual salary review cycle for the NEOs and the Committee approved the following base salary increases: Ms. Rentler, 1%; Mr. Orvos, 2%; Mr. Balmuth, 1%; and Mr. Hartshorn, 2.6%.

Annual Cash Incentive Bonus

The Incentive Compensation Plan is an annual cash incentive program designed to link a meaningful portion of each NEO’s current cash compensation with the Company’s achievement of annual performance objectives. Having the same metrics and incentive program for all officers serves to align the entire executive leadership team. A payout is made after the Company’s performance results for the fiscal year are reviewed and the Committee has assessed the level of performance. This portion of executive compensation is completely at risk.

The target annual cash incentive bonus amounts vary among the executives and are determined based on: (i) annual cash incentive compensation target levels for similar positions at peer companies; and (ii) each executive’s scope of responsibilities, performance, and criticality to the Company.

For fiscal 2024, the amounts payable to the eligible NEOs were determined by the level of actual adjusted pre-tax earnings achieved relative to the target established and approved by the Committee at its meeting on March 13, 2024. The amount payable to each NEO is 100% formula driven, based on the Company’s actual results compared against the target, and the Committee does not make individual adjustments based on subjective factors. When actual results exceed or fall below the target, the actual payout is proportionally increased or decreased from the target award level (subject to reaching a minimum threshold and to a maximum payout “cap”). For fiscal 2024, the adjusted pre-tax earnings target and incentive award payout formula was:

Adjusted Pre-tax Earnings	Percent of Earnings Target Achieved	Percent of Target Annual Cash Incentive Bonus Paid
—	<80%	—%
$2,168,866,246	80%	50.00%
$2,304,420,386	85%	62.50%
$2,439,974,527	90%	75.00%
$2,575,528,667	95%	87.50%
$2,711,082,807	100%	100.00%
$2,846,636,948	105%	140.00%
$2,982,191,088	110%	165.00%
$3,117,745,228	115%	185.00%
$3,253,299,369	120%	200.00%

The payout percentages are linear between the points shown above. In fiscal 2024, the Company achieved a level of adjusted pre-tax earnings above the target, resulting in a payout of 158.9% of the target award (also see Grants of Plan-Based Awards Table).

Long-Term Equity Incentives

The objectives of the long-term equity incentive grants are to: (1) align the financial interests of our NEOs with the interests of our stockholders by providing incentives that reward and focus NEO attention on the successful, longer-term strategic management of the business; (2) attract, retain, and motivate a high-performing group of NEOs; and (3) limit stockholder dilution.

NEOs are granted long-term equity incentives in the form of restricted stock awards and performance share awards. These two forms of equity award encourage retention and reward NEO performance in different, complementary ways. The value of restricted stock and performance share awards are both directly affected by stock price changes, so the value to the NEO is impacted by both decreases and increases in stock price.

Restricted Stock Awards: Restricted stock awards granted to our NEOs generally vest over four to five years. We believe that the value of these awards and their extended vesting periods provide a strong incentive for our NEOs both to remain employed at the Company and to successfully manage and grow the value of Ross shares over the long term, and thereby align the financial interests of our NEOs with those of our stockholders. They also expose our NEOs to the consequences of both increases and decreases in the value of Ross shares. The determination of the value of restricted stock awards granted to our NEOs is based on the Committee’s assessment of the individual’s prior and outstanding awards, the vesting schedule of those outstanding awards, and a subjective analysis of each individual’s scope of responsibilities, individual performance, criticality to the Company, and expected future contributions to the Company.

Performance Share Awards: Performance share awards are rights to receive shares of Ross common stock on a specified date based on the extent to which the Company attains a predetermined performance target during the preestablished measurement period. This portion of compensation is completely at risk due to the performance-based structure of our performance share awards. A portion of the performance shares (typically 70%), once earned, is then generally subject to further vesting based on continued service to the Company over the next two years. We believe this framework encourages retention and further strengthens the incentive to produce long-term value for our stockholders by working to increase the share price over a multi-year time horizon.

Performance shares granted to our NEOs in fiscal 2024 have a performance period of one year (which is the Company’s 2024 fiscal year) with a performance metric based on an annual pre-tax earnings target and are generally subject to time-based vesting over a three-year period from the grant date.

CEO Equity Awards

The Committee believes that Ms. Rentler’s off-price retail skills, familiarity with the Company, and leadership expertise are critical to the continued success of the Company. In addition, it is the Committee’s strong belief that continuity of leadership at the CEO level has been a key driver of the Company’s successful long-term performance. Therefore, the Committee pays significant attention to creating long-term equity incentives in structuring compensation packages for Ms. Rentler, with performance and retention over the longer-term being the biggest considerations. The Committee believes the longer vesting schedules of the equity awards enhances the retentive value of the awards and strengthens the CEO’s focus on maximizing the longer-term financial performance and market value of the Company.

In March 2024, the Committee granted Ms. Rentler, our CEO, performance share and restricted share awards, with a heavy emphasis on performance shares. The performance shares earned are subject to vesting over a period of three years as follows: 30% on March 21, 2025; 30% on March 20, 2026; and 40% on March 19, 2027. The restricted stock award will vest 100% on March 19, 2027.

Other NEO Equity Awards

In March 2024, the Committee granted Messrs. Balmuth, Orvos, and Hartshorn performance share and restricted share awards, with an emphasis on performance shares. The performance shares for Messrs. Orvos and Hartshorn are subject to vesting over a three-year period beginning on the date of grant as follows: 30% on March 21, 2025; 30% on March 20, 2026; and 40% on March 19, 2027. The performance shares for Mr. Balmuth are subject to vesting over a two-year period beginning on the date of grant as follows: 30% on March 21, 2025; and 70% on March 20, 2026.

The size of the performance share award varied by executive position and was based on a target dollar value of the award divided by the stock price on the date of grant. As noted above, for fiscal 2024, adjusted pre-tax earnings was chosen by the Committee as the performance measure for the performance share awards. The actual number of performance shares that might be earned for fiscal 2024 was determined based on the actual Company performance measured over the one-year period against the predetermined 2024 performance target as follows:

Adjusted Pre-tax Earnings	Percent of Earnings Target Achieved	Percent of Target Performance Shares Issued as Common Shares
—	<90%	—%
$2,439,974,527	90%	66.70%
$2,711,082,807	100%	100.00%
$3,253,299,369	120%	200.00%

The payout percentage is linear between the points shown above. In fiscal 2024, the Company attained a level of achievement relative to the target which resulted in the payout of 143.9% of the target awards, to be issued in shares on the settlement and initial vesting date of March 21, 2025, and thereafter subject to the further vesting schedule from the date of grant.

The table below shows the threshold, target, and maximum performance share amounts and the number of shares actually calculated as earned by each NEO (subject to vesting) for fiscal 2024:

NEO	FY 2024 Value of Target Performance Share Award at Grant	Threshold Number of Performance Shares	Target Number of Performance Shares	Maximum Number of Performance Shares	FY 2024 Performance Shares Issuable (1)	FY 2024 Value of Performance Shares Issuable (As of March 21, 2025)
Rentler	$6,600,075	29,929	44,871	89,742	64,570	$7,976,978
Orvos	$500,106	2,268	3,400	6,800	4,893	$604,481
Conroy	$—	—	—	—	—	$—
Balmuth	$6,100,116	27,662	41,472	82,944	59,679	$7,372,744
Hartshorn	$2,600,110	11,791	17,677	35,354	25,438	$3,142,611

(1)    Performance share awards are rights to receive shares of stock on a specified settlement date based on the extent to which the Company attains the predetermined fiscal 2024 performance target. The shares issuable upon attaining the performance target are thereafter subject to a separate vesting schedule based on continued service by the recipient. For fiscal 2024, the number of shares payable to the NEOs was determined by the level of actual adjusted pre-tax earnings achieved relative to the target previously established by the Committee. The performance measure was approved by the Committee at its meeting on March 13, 2024. For fiscal 2024, the Committee approved a payout of 143.9% of the target awards. The performance factor is applied to the target number of shares; if the product results in a fractional share, the award is rounded up to the next whole share. The target award is generally segmented into three vesting tranches as follows: 30% on March 21, 2025; 30% on March 20, 2026; and 40% on March 19, 2027. The performance shares for Mr. Balmuth are subject to vesting over a two-year period beginning on the date of grant as follows: 30% on March 21, 2025; and 70% on March 20, 2026. In accordance with the grant agreements, if the date targeted for vesting turns out to be a date on which a sale of shares by the recipient would violate the Company’s Insider Trading Policy (that is, if the “trading window” is closed for Company executive officers), then notwithstanding the targeted vesting schedule for that share award, the vesting date (and settlement date, if applicable) will instead be the next business day on which a sale would not violate the Insider Trading Policy.

Additional Executive Compensation Policies, Practices, and Guidelines

Director and Officer Stock Ownership Guidelines. We maintain director and executive officer stock ownership guidelines, intended to further encourage investment in the Company by our directors and executive officers, and to promote a long-term perspective in managing the Company.
Our formal stock ownership guidelines for directors and executive officers are as follows:

Position	Stock Ownership Guidelines (Dollar Value of Shares)
Directors	5 x Authorized Base Annual Cash Retainer Compensation
Chief Executive Officer	6 x Base Salary
Other NEOs	3 x Base Salary

Directors and executive officers are allowed five years to initially meet the stock ownership levels. All shares owned outright, shares owned jointly or separately by a spouse or dependents, shares held in a trust for the economic benefit of the executive or their family, and granted but unvested restricted stock are taken into consideration in determining compliance with these ownership guidelines.

It is expected that individuals who have not yet achieved the applicable stock ownership level provided by these guidelines will make steady progress towards meeting such level. The Compensation Committee is responsible for interpreting and administering these stock ownership guidelines, which are subject to modification from time to time.

As of February 1, 2025, all current executive officers, and all independent Board members, have met or are on track to meet the applicable stock ownership guidelines within the five-year window.

Recoupment and Adjustments to Awards. In November 2023, the Committee adopted a Policy for Recovery of Erroneously Awarded Compensation (“Clawback Policy”) for current and former executive officers (those officers who are required to file reports under Section 16(a) of the Exchange Act), which is intended to comply with applicable Nasdaq listing standards and other relevant requirements. Under the Clawback Policy, in the event the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws, the Company will seek to recover and “claw back” from our executive officers the amount of any incentive compensation received by an executive officer that exceeded the correct amount of incentive compensation that otherwise would have been properly received if it had been determined based on the restatement. Such incentive compensation could include cash bonuses under our Incentive Compensation Plan, and performance share awards (and would not include salaries or restricted stock grants). To the extent permitted by applicable law, the Company may seek recoupment through any means or sources the Compensation Committee determines and may offset such amounts against any compensation or other amounts owed by the Company to an affected executive officer. There are limited exceptions to recovery, such as where the direct expenses of enforcing the policy would exceed the recoverable amount.
Additionally, the Company maintains a separate policy for senior executives, including those below the executive officer level. Under that policy, subject to the discretion of the Board, the Company may require reimbursement to the Company and/or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to a senior executive of the Company, where all of the following factors are present: (a) the award was conditioned upon the achievement of certain financial results that were subsequently the subject of a material restatement; (b) the Board determines that the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement; and (c) a lower award would have been made to the executive based upon the restated financial results. In any such instance, the Company may seek to recover the individual executive’s entire annual bonus and any gain received from the equity award within the relevant period, plus a reasonable rate of interest.

Rule 10b5-1 Trading Plans. We allow for the use of Rule 10b5-1 trading plans by our executives and directors, which provide for pre-established plans for selling shares of the Company’s common stock.

Insider Trading Policy and Procedures and Guidelines Governing Hedging and Securities Trades by Directors, Officers, and Employees. The Company maintains an Insider Trading Policy and procedures that govern purchases, sales, and other dispositions of its securities by directors, officers, and employees. The Insider Trading Policy categorically prohibits open market trading in Company common stock by directors, officers, employees, and consultants of the Company and its subsidiaries when they are in possession of material nonpublic information, unless the trades are made in accordance with a previously adopted Rule 10b5-1 trading plan. The Company believes this trading policy and related procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the Nasdaq listing standards.

Among its other provisions, the Company’s Insider Trading Policy prohibits short sales, hedging, and trading in any publicly traded puts, calls, options, or other “derivative securities” relating to the Company’s common stock. The trading policy categorically prohibits transactions by directors, officers, employees, and consultants of the Company and its subsidiaries, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities. Specifically prohibited forms of hedging or monetization transactions include forward sale contracts, prepaid variable forward contracts, equity swaps, and collars (including zero-cost collars). Exchange fund transactions, and the purchase of related financial instruments, that in substance are sale transactions (not a hedge) are permitted. For directors, officers, and other designated employees, the policy also prohibits pledging of Company securities, or the ownership, acquisition, or sale of Company securities in or through a margin account.

The Company itself is not subject to the Insider Trading Policy for transactions in its own common stock. The Company does not engage in open market trading in its own securities, except pursuant to its publicly announced stock repurchase programs, which are conducted in accordance with applicable securities laws and implemented under Rule 10b5-1 trading plans.

The full text of our Insider Trading Policy is filed as Exhibit 19 to our Annual Report on Form 10-K for the fiscal year ended February 1, 2025.

Grant Date Policy. We issue equity awards in the form of performance share awards and restricted stock grants according to a pre-established grant date calendar based on the executive officer’s hire date, promotion date, contract renewal date, or as part of the Company’s annual performance review process, generally conducted in March of each year. We review the performance and adjust the compensation for the majority of our executive officers annually at that same time. We do not time grant dates based on any favorable or unfavorable non-public information anticipated to be disclosed at a later date. Our Board and the Committee have also delegated authority to the CEO and COO, subject to certain limits, to grant equity awards to current and newly hired associates and to associates who receive promotions below the executive officer level, including as part of the normal annual focal review process.

Defined Contribution and Deferred Compensation Plans. Executive officers are eligible to participate in the Company’s 401(k) Plan. The Company provides a matching contribution of up to 4% of base salary (up to IRS limits) to contributing associates with more than 12 months of service. Participants have the ability to choose from a variety of investment options under the 401(k) Plan.

In addition, under the terms of the Company’s Non-Qualified Deferred Compensation Plan (the “NQDC Plan”), all executive officers are eligible to defer up to 75% of their base salary and up to 100% of their annual cash incentive bonus earned during the year. The executive can then choose from a variety of investment options under the NQDC Plan. Individual contributions and associated earnings may be deferred, without any distributions, for a maximum period of up to 12 months after the executive officer’s termination from the Company, at which time the aggregate balance in the executive’s NQDC Plan account pays out either in a lump sum or in annual installments over a period up to a maximum of ten years. The Company does not provide matching contributions for NQDC Plan contributions.

Employment Agreements. All our NEOs have entered into employment agreements with the Company (see discussion below of NEO contract terms and severance benefits).

We believe these employment agreements benefit both the NEOs and the Company because they allow our executives to focus on their responsibilities and objectives without concern for their employment security in the event of a termination or change in control. All of our executive employment agreements, for the CEO as well as for all other executive officers, provide for severance benefits in certain situations. The executive employment agreements also provide for “double-trigger” acceleration of vesting for outstanding equity grants in the event of termination of service upon a change in control (see further discussion below under “Potential Payments upon Termination or Change in Control”).

We believe that these employment agreements are also an effective retention tool for executives while providing protection for the Company. The agreements reaffirm protection of our confidential information and trade secrets and provide post-termination restrictions on recruiting our current associates.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of Ross Stores, Inc. have reviewed and discussed the above Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2025.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE
COMPANY’S BOARD OF DIRECTORS

Michael J. Bush, Chair
K. Gunnar Bjorklund
Patricia H. Mueller
Doniel N. Sutton

SUMMARY COMPENSATION TABLE

The following table provides certain summary information for our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers for fiscal 2024, collectively referred to as the Named Executive Officers (“NEOs”), concerning compensation they earned in those positions for fiscal 2024, 2023, and 2022, where applicable.

Summary Compensation Table (Fiscal 2024)
Name & Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Barbara Rentler Vice Chair and Chief Executive Officer	2024	$1,463,125	$—	$10,700,209	$4,655,770	$175,147	$16,994,251
	2023	$1,445,625	$—	$10,700,095	$5,800,000	$149,224	$18,094,944
	2022	$1,411,875	$—	$9,800,093	$—	$123,101	$11,335,069
Adam Orvos Executive Vice President, Chief Financial Officer	2024	$814,000	$—	$1,500,171	$972,468	$95,081	$3,381,720
	2023	$794,688	$—	$2,000,121	$1,200,000	$109,063	$4,103,872
	2022	$756,563	$1,500,000	$500,066	$—	$602,219	$3,358,848
James G. Conroy Chief Executive Officer – Elect*	2024	$241,667	$7,925,000	$39,149,631	$—	$150,998	$47,467,296
Michael Balmuth Executive Chairman	2024	$1,557,054	$—	$7,600,140	$4,334,644	$184,039	$13,675,877
	2023	$5,987,124	$4,000,000	$3,500,092	$—	$144,932	$13,632,148
	2022	$6,555,516	$5,300,000	$—	$—	$90,037	$11,945,553
Michael J. Hartshorn Group President, Chief Operating Officer	2024	$1,196,250	$—	$4,200,155	$2,383,500	$121,474	$7,901,379
	2023	$1,167,500	$—	$4,000,132	$2,925,000	$116,629	$8,209,261
	2022	$1,146,250	$—	$3,800,096	$—	$106,343	$5,052,689
*    Effective December 2, 2024, Mr. Conroy was hired as Chief Executive Officer – Elect. He became our CEO effective February 2, 2025, at the beginning of fiscal 2025.

(1) Represents a relocation bonus paid to Mr. Orvos in connection with his move to California, sign-on and relocation bonuses paid to Mr. Conroy upon his hire, and retention bonuses paid to Mr. Balmuth under his employment agreement.
(2) Stock award values reflect the grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 718. Please refer to Note C: Stock-Based Compensation included in our Annual Report on Form 10-K for the fiscal year ended February 1, 2025. As a result, the value for Mr. Conroy’s PRSU award as reported in the table is lower than the target value of $8,000,000 discussed in the CD&A. For performance share awards granted in fiscal 2024 (not including the PRSU award granted to Mr. Conroy), the maximum possible payout for each NEO was 200% of the target grant value, as follows:
a.Ms. Rentler: $13,200,000
b.Mr. Orvos: $1,000,000
c.Mr. Conroy: $0 (Mr. Conroy was not eligible for a fiscal 2024 performance share award)
d.Mr. Balmuth: $12,200,000
e.Mr. Hartshorn: $5,200,000
(3) Non-Equity Incentive Plan Compensation reflects cash incentive bonuses earned and accrued under the Incentive Compensation Plan.
(4)   All Other Compensation represents Perquisites. See the following “All Other Compensation” table for further detail.

The following table details All Other Compensation provided to each NEO in fiscal 2024.

All Other Compensation (Fiscal 2024)
Name & Principal Position	Estate Tax/ Financial Planning/Legal Services	Car Service or Commute Benefits	Executive Health Benefits	Umbrella Liability Insurance	Company Matching Contributions	Relocation/ Housing Benefits	Total All Other Compensation
Barbara Rentler Vice Chair and Chief Executive Officer	$20,000	$32,366	$84,995	$23,486	$14,300	$—	$175,147
Adam Orvos Executive Vice President, Chief Financial Officer	$5,700	$—	$72,577	$2,451	$14,353	$—	$95,081
James G. Conroy Chief Executive Officer – Elect	$39,775	$4,602	$8,872	$417	$—	$97,332	$150,998
Michael Balmuth Executive Chairman	$20,000	$34,085	$94,781	$21,373	$13,800	$—	$184,039
Michael J. Hartshorn Group President, Chief Operating Officer	$1,400	$828	$102,957	$2,451	$13,838	$—	$121,474

In general, perquisites provided to the NEOs are valued at the actual incremental cost of each item to the Company. Executive officers including the CEO are provided with executive medical plan benefits, estate and financial planning benefits (including legal services for Mr. Conroy in connection with his contract negotiation), executive disability benefits, and an umbrella personal liability insurance policy. In addition, certain NEOs receive transportation services to and from our offices. During fiscal 2024, Mr. Conroy received travel and relocation benefits in connection with his expected relocation near our New York Buying Office.

We believe that financial planning assistance by experts reduces the amount of time and attention that senior management must spend on that topic, and maximizes the net financial reward to our executives of the compensation they receive from the Company. The use by certain NEOs of transportation services to and from our offices enhances their contributions to the business by saving them time that is not spent in traffic or parking, while also allowing them to work while in transit. The executive medical plan is part of our overall executive health benefits package for our senior executives. The “Company Matching Contributions” column includes Company matching amounts provided under our qualified defined contribution (401(k)) retirement plan, and the value of charitable contributions paid by the Company, as part of a matching gift program that is available to all full-time associates.

We also have a fractional ownership of a number of hours each year through a time-share arrangement, for private aviation transportation for executive officers that is used for business purposes to facilitate timely travel to store locations, distribution centers, buying offices, and other corporate facilities. Occasionally, family members of executives may join executives on these Company-provided private aviation flights made for business purposes if there is a seat that would otherwise go unfilled. Because this benefit has no incremental cost to the Company, it is not reflected in the table. In addition, our executive officers are provided with first/business class business travel on commercial airlines to make their in-transit travel time more conducive to work-related activities.

Corporate housing was made available to Ms. Rentler near our San Francisco Bay Area corporate headquarters, in light of her frequent travel between the New York Buying Office and our corporate headquarters. This housing was used by her exclusively for business purposes, to facilitate her effectiveness in conducting work while in California.

In addition, after seven years of service for Executive Vice Presidents and above (ten years for Group Senior Vice President level), and every five years thereafter, executive officers including our NEOs are entitled to two additional weeks of paid extended time off in addition to their regularly accrued vacation benefits. These two weeks can be combined with two weeks of regular paid vacation to facilitate a four-week period of extended time off.

DISCUSSION OF SUMMARY COMPENSATION TABLE

Base salary paid to each NEO is initially determined by negotiation at the time of hiring or promotion, and reflected in the terms of the executive’s employment agreement with the Company. The base salary is reviewed for adjustments as part of the annual focal review process for all executives. Below is a summary of the terms of the employment agreements for each of our current NEOs regarding compensation. For a discussion of the terms of their employment agreements regarding termination of employment and change in control, please see “Potential Payments Upon Termination or Change in Control.”

Employment Agreements

Barbara Rentler. The Company’s employment agreement with Ms. Rentler, Chief Executive Officer through February 1, 2025 and Senior Advisor starting February 2, 2025, extends through March 31, 2027. The agreement provides that for fiscal 2025, Ms. Rentler will receive an annual salary of not less than $1,450,000, and an annual salary of not less than $1,200,000 starting in fiscal 2026.

Adam Orvos. The Company’s employment agreement with Mr. Orvos, Executive Vice President, Chief Financial Officer, extends through March 31, 2027, and provides for an annual salary of not less than $800,000, subject to annual increases as part of the Company’s annual review process. On February 20, 2025, the Company announced that Mr. Orvos plans to retire from his role as Chief Financial Officer and from his employment with the Company, effective September 30, 2025.

James G. Conroy. The Company’s employment agreement with Mr. Conroy, Chief Executive Officer – Elect through February 1, 2025 and CEO starting February 2, 2025, extends through March 31, 2029, and provides for an annual salary of not less than $1,450,000, subject to annual increases as part of the Company's annual review process.

Michael Balmuth. The Company’s employment agreement with Mr. Balmuth, Executive Chairman, extends through March 31, 2026, and provides for an annual salary of not less than $1,400,000, subject to annual increases as part of the Company's annual review process.

Michael J. Hartshorn. As of the end of fiscal 2024, the Company’s employment agreement with Mr. Hartshorn, Group President, Chief Operating Officer, extended through March 31, 2027. In March 2025, the Company approved an extension of Mr. Hartshorn’s agreement through March 31, 2029, with an annual salary of not less than $1,285,000, subject to annual increases as part of the Company’s annual review process.

CEO PAY RATIO

The following disclosure provides the relationship of the annual total compensation of our CEO (Ms. Rentler) to the annual total compensation of our median employee, as determined in accordance with SEC rules. The approach we used in fiscal 2024 to identify our median employee was based upon W-2 earnings for all of our associates, excluding our CEO, who were employed by Ross Stores or its subsidiaries as of December 31, 2024. Under this selection method, the median employee identified for purposes of our pay ratio estimate was a part-time hourly retail store Associate. Our total number of associates varies seasonally, with over 85% of associates working in our retail locations.

For fiscal 2024, we calculated the annual total compensation for our median employee using the same methodology we apply to calculate the annual total compensation for our CEO as set forth in the 2024 Summary Compensation Table (previously disclosed in this Proxy Statement).

The annual total compensation for fiscal 2024 for our CEO was $16,994,251 and for the median employee was $9,602. The resulting ratio of our CEO’s pay to the pay of our median employee for fiscal 2024 is 1,770 to 1.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR

The table below provides information with respect to the potential payout to our NEOs under non-equity incentive plan awards, equity incentive plan awards, and other equity compensation awards.

For fiscal 2024, the Compensation Committee established targets under our Incentive Compensation Plan that provided the opportunity for the NEOs to receive cash incentive bonuses ranging from 75% to 200% of base salary at target, depending on their position. The following table also sets forth information with respect to restricted stock awards and performance share awards granted during fiscal 2024 to the NEOs under the Company’s 2017 Equity Incentive Plan.

Grants of Plan-Based Awards (Fiscal 2024)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name & Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Barbara Rentler Vice Chair and Chief Executive Officer	3/13/2024	$1,465,000	$2,930,000	$5,860,000
	3/13/2024				29,929	44,871	89,742		$6,600,075
	3/13/2024							27,875	$4,100,134
Adam Orvos Executive Vice President, Chief Financial Officer	3/13/2024	$306,000	$612,000	$1,224,000
	3/13/2024				2,268	3,400	6,800		$500,106
	3/13/2024							6,799	$1,000,065
James G. Conroy Chief Executive Officer – Elect	12/2/2024				25,582	51,164	51,164		$6,949,478
	12/2/2024							205,936	$32,200,153
Michael Balmuth Executive Chairman	3/13/2024	$1,363,954	$2,727,907	$5,455,814
	3/13/2024				27,662	41,472	82,944		$6,100,116
	3/13/2024							10,198	$1,500,024
Michael J. Hartshorn Group President, Chief Operating Officer	3/13/2024	$750,000	$1,500,000	$3,000,000
	3/13/2024				11,791	17,677	35,354		$2,600,110
	3/13/2024							10,878	$1,600,045

(1)  Represents the potential payout under the Company’s Incentive Compensation Plan for each NEO at threshold, target, and maximum attainment relative to the 2024 performance target established by the Compensation Committee on March 13, 2024. For fiscal 2024, the Company achieved a performance level of pre-tax earnings which resulted in a payout of 158.9%. Mr. Conroy was not eligible for the fiscal 2024 award.
(2)  Except for Mr. Conroy, represents performance share awards. Performance share awards are rights to receive shares of stock on a specified settlement date based on the degree to which the Company attains a predetermined performance target. For fiscal 2024, the number of shares payable to the eligible NEOs were measured against previously established target for pre-tax earnings. A payout of 143.9% of the target number of performance shares was approved by the Compensation Committee. The shares issued upon attaining the performance target are thereafter subject to a separate vesting schedule based on continued service of the NEO as follows: 30% on March 21, 2025; 30% on March 20, 2026; and 40% on March 19, 2027, except for Mr. Balmuth, who had the following vesting schedule: 30% on March 21, 2025 and 70% on March 20, 2026. For Mr. Conroy, represents a performance-based RSU (“PRSU”) that will vest as follows: 25% on September 8, 2028 (or 50% if a stock appreciation condition is met by this date) and 25% on March 23, 2029 (or 50% if the stock appreciation condition is met by this date), based on continued service with the Company. The stock appreciation condition associated with Mr. Conroy’s PRSU award is met if the closing price of the Company’s Common Stock is not less than 125% of the closing price on December 2, 2024 (i.e., $195.45) over any period of 30 consecutive trading days. In accordance with the grant agreements, if the date targeted for vesting turns out to be a date on which a sale of shares by the recipient would violate the Company’s Insider Trading Policy (that is, if the “trading window” is closed for Company executive officers), then notwithstanding the targeted vesting schedule for that share award, the vesting date (and settlement date, if applicable) will instead be the next business day on which a sale would not violate the Insider Trading Policy.
(3)  Represents shares of restricted stock granted to each NEO during fiscal 2024 with the following vesting terms:
a.Ms. Rentler: 27,875 shares granted on March 13, 2024 that cliff vest on March 19, 2027
b.Mr. Orvos: 6,799 shares granted on March 13, 2024; 3,400 shares vest on March 19, 2027 and 3,399 shares vest on March 17, 2028

c.Mr. Conroy: 205,936 shares granted on December 2, 2024; 82,375 shares vest on September 12, 2025, 82,374 shares vest on September 11, 2026, and 41,187 shares vest on September 10, 2027
d.Mr. Balmuth: 10,198 shares granted on March 13, 2024; 5,099 shares vest on March 31, 2025 and 5,099 shares vest on March 31, 2026
e.Mr. Hartshorn: 10,878 shares granted on March 13, 2024 that cliff vest on March 23, 2029

In accordance with the grant agreements, if the date targeted for vesting turns out to be a date on which a sale of shares by the recipient would violate the Company’s Insider Trading Policy (that is, if the “trading window” is closed for Company executive officers), then notwithstanding the targeted vesting schedule for that share award, the vesting date (and settlement date, if applicable) will instead be the next business day on which a sale would not violate the Insider Trading Policy.
(4)  The values for restricted stock awards, as computed in accordance with stock-based compensation accounting rules, are determined by multiplying the number of shares granted by the closing price per share of the Company’s common stock as reported on the Nasdaq Stock Market on the grant date. The values for performance share awards and for the PRSU are computed in accordance with FASB ASC 718. Please refer to Note C: Stock-Based Compensation included in our Annual Report on Form 10-K for the fiscal year ended February 1, 2025. The Board of Directors has the ability to change the terms of outstanding equity awards in various respects, including the vesting dates. See “Employment Agreements” in the section captioned “Compensation Discussion and Analysis.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information with respect to the unvested restricted stock and PRSUs held by our NEOs as of February 1, 2025, the last day of our 2024 fiscal year. Performance shares earned for 2024 performance but which were not vested as of February 1, 2025 are included in Number of Shares of Stock that Have Not Vested.

Outstanding Equity Awards at Fiscal Year-End (Fiscal 2024)
	Stock Awards		Equity Incentive Awards
Name & Principal Position	Number of Shares of Stock or Units that Have Not Vested (#) (1)	Market Value of Shares of Stock or Units that Have Not Vested ($) (2)	Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#) (3)	Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($) (2)
Barbara Rentler Vice Chair and Chief Executive Officer
	309,707	$46,629,486

Adam Orvos Executive Vice President, Chief Financial Officer
	47,482	$7,148,890

James G. Conroy Chief Executive Officer – Elect
	205,936	$31,005,724	25,582	$3,851,626

Michael Balmuth Executive Chairman
	69,877	$10,520,681

Michael J. Hartshorn Group President, Chief Operating Officer
	127,429	$19,185,710

(1)    Represents shares of unvested restricted stock and the earned but unvested performance shares held by each NEO as of the end of the fiscal year:
a.Ms. Rentler: Consists of 114,481 shares that vested on March 21, 2025; 103,923 shares that will vest on March 20, 2026; and 91,303 shares that will vest on March 19, 2027.
b.Mr. Orvos: Consists of 4,220 shares that vested on March 21, 2025; 15,613 shares that will vest on September 12, 2025; 14,307 shares that will vest on March 20, 2026; 9,943 shares that will vest on March 19, 2027; and 3,399 shares that will vest on March 17, 2028.
c.Mr. Conroy: Consists of 82,375 shares that will vest on September 12, 2025; 82,374 shares that will vest on September 11, 2026; 41,187 shares that will vest on September 10, 2027; 12,791 shares that will vest on September 8, 2028; and 12,791 shares that will vest on March 23, 2029.
d.Mr. Balmuth: Consists of 17,905 shares that vested on March 21, 2025; 5,099 shares that vested on March 31, 2025; 41,774 shares that will vest on March 20, 2026; and 5,099 shares that will vest on March 31, 2026.
e.Mr. Hartshorn: Consists of 36,059 shares that vested on March 21, 2025; 37,579 shares that will vest on March 20, 2026; 28,239 shares that will vest on March 19, 2027; 14,674 shares that will vest on March 17, 2028; and 10,878 shares that will vest on March 23, 2029.

In accordance with the grant agreements, if the date targeted for vesting turns out to be a date on which a sale of shares by the recipient would violate the Company’s Insider Trading Policy (that is, if the “trading window” is closed for Company executive officers), then notwithstanding the targeted vesting schedule for that share award, the vesting date (and settlement date, if applicable) will instead be the next business day on which a sale would not violate the Insider Trading Policy.
(2)  The market value of the unvested shares is calculated by multiplying the number of shares by the closing price per share of the Company’s common stock, which was $150.56 on January 31, 2025 (the last trading day of the fiscal year) as reported on the Nasdaq Stock Market.

(3) Represents the portion of Mr. Conroy’s unvested performance-based RSUs that is subject to service-based vesting. As of the end of fiscal 2024, the stock appreciation condition associated with the award has not been met and the portion of the award subject to that condition is not included in the table. Mr. Conroy’s performance-based RSU will vest as follows: 25% on September 8, 2028 (or 50% if a stock appreciation condition is met by this date) and 25% on March 23, 2029 (or 50% if the stock appreciation condition is met by this date), based on continued service with the Company. The stock appreciation condition associated with Mr. Conroy’s award is met if the closing price of the Company’s Common Stock is not less than 125% of the closing price on December 2, 2024 over any period of 30 consecutive trading days (i.e., to $195.45).

OPTION EXERCISES AND STOCK VESTED

The following table provides information with respect to our NEOs concerning the number of shares and the value realized upon the vesting of restricted stock during the fiscal year ended February 1, 2025. Our NEOs did not have any stock options outstanding.

Option Exercises and Stock Vested (Fiscal 2024)
Name & Principal Position	Stock Awards
	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Barbara Rentler Vice Chair and Chief Executive Officer	109,358	$15,897,372
Adam Orvos Executive Vice President, Chief Financial Officer	20,181	$3,087,978
James G. Conroy Chief Executive Officer – Elect	—	$—
Michael Balmuth Executive Chairman	28,760	$4,362,317
Michael J. Hartshorn Group President, Chief Operating Officer	55,509	$8,236,918

(1)    Represents the number of shares of restricted stock and earned performance shares held by each NEO that vested during the fiscal year.
(2)  The value realized on vesting represents the number of shares of stock that vested during fiscal 2024, multiplied by the closing price per share of the Company’s common stock on the applicable vesting date as reported on the Nasdaq Stock Market.

NON-QUALIFIED DEFERRED COMPENSATION

The following table provides information about our NEOs’ participation in the Company's Non-Qualified Deferred Compensation Plan (the “NQDC Plan”) and their contributions, aggregate earnings, and any withdrawal activity during the year, and their account balances as of February 1, 2025. The Company made no contributions to the earnings reflected in the table during fiscal 2024.

Non-Qualified Deferred Compensation (Fiscal 2024)
Name & Principal Position	Account Balance at 2/4/24	Executive Contributions	Registrant Contributions	Aggregate Earnings	Aggregate Withdrawals/ Distributions	Aggregate Balance at 2/1/25
Barbara Rentler Vice Chair and Chief Executive Officer	$—	$—	$—	$—	$—	$—
Adam Orvos Executive Vice President, Chief Financial Officer	$—	$—	$—	$—	$—	$—
James G. Conroy Chief Executive Officer – Elect	$—	$—	$—	$—	$—	$—
Michael Balmuth Executive Chairman	$791,705	$—	$—	$40,257	$—	$831,962
Michael J. Hartshorn Group President, Chief Operating Officer	$—	$—	$—	$—	$—	$—

Under the terms of the Company’s NQDC Plan, participants are eligible to elect to defer up to 75% of their base salary and up to 100% of their annual cash incentive. The participants can choose from a variety of notional investment options under the NQDC Plan. Upon initial enrollment, participants select one of the following distribution elections to be applied to their account upon separation from service: lump sum or annual installments over a period of up to 10 years, that will commence upon termination or one year after termination (subject to plan and regulatory rules). The Company does not provide matching contributions for NQDC Plan contributions.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described in the section captioned “Discussion of Summary Compensation Table,” we have entered into employment agreements with each of our NEOs. Our current agreements provide for certain payments and other benefits to be paid or provided to each of our NEOs, if the NEO’s employment terminates under circumstances specified in the agreement, including termination following a “change in control” of the Company. The following table describes and quantifies estimated potential incremental payments and benefits that would become payable under each NEO’s employment agreement as they existed in fiscal 2024, if the NEO’s employment had terminated on January 31, 2025, the last business day of our most recently completed fiscal year, or if a change in control occurred on that date. The amounts contained in the table are based on each NEO’s period of service and compensation as of January 31, 2025 and, where applicable, the Company’s closing stock price as reported by the Nasdaq Stock Market on that date. The table presents estimates of incremental amounts that would become payable had a triggering event occurred on January 31, 2025, and does not include amounts that were earned and payable as of that date regardless of the occurrence of a triggering event. The actual amounts to be paid in any instance can only be determined at the time of a specific triggering event.

Potential Payments upon Termination or Change in Control
Name & Principal Position	Type of Payment	Termination Without Cause, for Good Reason or Disability (1)	Termination upon Non-Renewal of Employment Agreement	Change in Control Regardless of Termination	Termination without Cause or for Good Reason Following a Change in Control
Barbara Rentler Vice Chair and Chief Executive Officer	Cash Severance (2)	$13,218,973	$—	$—	$14,041,050
	Equity Vesting (3)	$35,924,882	$35,924,882	$—	$43,663,604
	Estate/Financial Planning (4)	$—	$—	$—	$43,233
	Health/Welfare Payments (5,6)	$1,098,375	$1,098,375	$—	$1,098,375
	Total:	$50,242,230	$37,023,257	$—	$58,846,262
Adam Orvos Executive Vice President, Chief Financial Officer	Cash Severance (2)	$3,698,827	$—	$—	$4,269,720
	Equity Vesting (3)	$5,040,549	$5,040,549	$—	$7,029,764
	Estate/Financial Planning (4)	$—	$—	$—	$32,425
	Health/Welfare Payments (5)	$181,312	$—	$—	$181,312
	Total:	$8,920,688	$5,040,549	$—	$11,513,221
James G. Conroy Chief Executive Officer – Elect	Cash Severance (2)	$18,089,266	$—	$—	$13,006,500
	Equity Vesting (3)	$4,293,709	$7,987,857	$—	$38,708,976
	Estate/Financial Planning (4)	$—	$—	$—	$83,242
	Health/Welfare Payments (5)	$476,328	$—	$—	$476,328
	Total:	$22,859,303	$7,987,857	$—	$52,275,046
Michael Balmuth Executive Chairman	Cash Severance (2)	$14,030,701	$—	$—	$15,546,638
	Equity Vesting (3)	$5,559,137	$5,559,137	$—	$6,112,570
	Estate/Financial Planning (4)	$162,437	$162,437	$—	$162,437
	Health/Welfare Payments (5,7)	$2,017,919	$2,017,919	$—	$2,017,919
	Total:	$21,770,194	$7,739,493	$—	$23,839,564
Michael J. Hartshorn Group President, Chief Operating Officer	Cash Severance (2)	$7,336,438	$—	$—	$8,073,000
	Equity Vesting (3)	$13,665,336	$13,665,336	$—	$18,017,214
	Estate/Financial Planning (4)	$—	$—	$—	$38,910
	Health/Welfare Payments (5)	$247,387	$—	$—	$247,387
	Total:	$21,249,161	$13,665,336	$—	$26,376,511

(1)In the event an NEO terminates employment due to death, each executive’s estate would receive a prorated annual cash incentive bonus and prorated equity acceleration related to unsettled performance share awards, all unvested but settled performance share awards, and the full amount of outstanding restricted stock awards with a grant date at least one year prior to the date of death. The portion of Mr. Conroy’s performance-based RSUs that is subject to service-based vesting would vest on a pro-rata basis, as would his performance-based RSUs that have been earned. The estimated value of the benefit is as follows: Ms. Rentler, $43,813,571; Mr. Orvos, $6,618,107; Mr. Conroy, $157,479; Mr. Balmuth, $11,631,235; and Mr. Hartshorn, $17,879,422.

(2)Cash severance is equal to the sum of the NEO’s annual cash incentive bonus at target for the current fiscal year, and annual salary and annual cash incentive bonus payable for the period beginning on February 1, 2025, (the day following the assumed employment termination date) and ending on the last day of the current term of employment under each NEO’s respective employment agreement (except for Mr. Balmuth who would receive two times his salary and annual cash incentive bonus at target). In the case of a termination “Without Cause,” “For Good Reason,” or due to “Disability” following a change in control, the cash severance is 2.99 times the sum of the NEO’s then current annual base salary and target annual cash incentive bonus. The annual cash incentive bonus amount is determined in accordance with the NEO’s employment agreement, as described below. The annual salary rates as of February 1, 2025 upon which the cash severance is determined are: Ms. Rentler, $1,465,000; Mr. Orvos, $816,000; Mr. Conroy, $1,450,000; Mr. Balmuth, $1,558,804; and Mr. Hartshorn, $1,200,000. The annual cash incentive bonus rates upon which the cash severance is determined, as provided by their respective employment agreements are: Ms. Rentler, $2,930,000 (200% of salary); Mr. Orvos, $612,000 (75% of salary); Mr. Conroy, $2,900,000 (200% of salary); Mr. Balmuth, $2,727,907 (175% of salary); and Mr. Hartshorn, $1,500,000 (125% of salary).

(3)Equity vesting represents the value of restricted stock, performance share awards, and performance-based restricted stock units held by each NEO on the assumed termination date of January 31, 2025, the vesting of which would be accelerated upon the applicable triggering event to the extent provided by the terms of the NEO’s employment or award agreement, as described below. The value of each share subject to accelerated vesting is assumed to be $150.56, which was the closing market price of our common stock as reported on the Nasdaq Stock Market on January 31, 2025. The number of shares remaining unvested under each NEO’s restricted stock awards, performance share awards, and Mr. Conroy’s performance-based restricted stock units is set forth in the “Outstanding Equity Awards at Fiscal Year-End” table.

(4)These amounts represent continued reimbursement by the Company of the NEO’s estate and financial planning expenses for the period provided by the NEO’s employment agreement, as described below. The amounts presented assume each NEO receives the maximum annual benefit to be provided by the Company, as follows: $20,000 each for Ms. Rentler, Mr. Conroy, and Mr. Balmuth; $18,000 for Mr. Hartshorn; and $15,000 for Mr. Orvos. Ms. Rentler and Mr. Balmuth are entitled to lifetime benefits, and each of the other NEOs is entitled to benefits for the remainder of the agreement term upon a termination of employment following a change in control.

(5)The amounts shown in the table reflect medical, dental, and vision insurance coverage for the remainder of the agreement term upon termination of employment following a change in control, or upon termination “Without Cause,” “For Good Reason,” or due to “Disability.”

(6)In accordance with Ms. Rentler’s employment agreement described below, the amounts included in the table for her reflect the lifetime provision for Ms. Rentler and her spouse, of the following benefits at the Company’s expense: executive medical, executive dental, executive vision insurance, and claims administration support, to the extent provided to her at the date of the applicable event; provided, however, that Medicare will be the primary insurance coverage.

(7)In accordance with Mr. Balmuth’s employment agreement described below, the amounts included in the table for him reflect the lifetime provision for Mr. Balmuth and his spouse, of the following benefits at the Company’s expense: executive medical, executive dental, executive vision, behavioral health insurance including health advisory services, life insurance, accidental death and dismemberment insurance, business travel insurance, group excess personal liability insurance, claims administration support, and certain “matching contributions” (as that term is defined by his employment agreement), to the extent provided to him at the date of the applicable event.

Triggering Events

The rights to payments and benefits upon termination of employment under the executive employment agreements existing in fiscal 2024, described in the table above, depend upon the circumstances of an NEO’s termination. These circumstances are defined in each NEO’s employment agreement, and include the following:

•Termination without Cause: We will have terminated an NEO without cause if we terminate the NEO’s employment for any reason other than “cause” under the specific definitions provided in their individual agreement (as described below), and other than because of the NEO’s disability or death.

•Termination for Cause: “Cause” means the occurrence of any of the following: (i) the NEO’s repeated failure to substantially perform the NEO’s duties (unless such failure is a result of a disability); (ii) the NEO’s theft, dishonesty, breach of fiduciary duty for personal profit, or falsification of any documents of the Company; (iii) the NEO’s material failure to abide by the applicable code(s) of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of the Company; (iv) knowing or intentional misconduct by the NEO as a result of which the Company is required to prepare an accounting restatement; (v) the NEO’s unauthorized use, misappropriation, destruction, or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, the NEO’s improper use or disclosure of confidential or proprietary information of the Company); (vi) any intentional misconduct or illegal or grossly negligent conduct by the NEO which is materially injurious to the Company monetarily or otherwise; (vii) any material breach by the NEO of the provisions of Section 9 [Certain Employment Obligations] of their agreement; or (viii) the NEO’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation, or moral turpitude, or which materially impairs the NEO’s ability to perform their duties with the Company. A termination for cause will not take effect unless: (1) the NEO is given written notice by the Company of its intention to terminate the NEO for cause; (2) the notice specifically identifies the particular act or acts or failure or failures to act which are the basis for such termination; and (3) where practicable, the notice is given within sixty (60) days of the Company’s learning of such act or acts or failure or failures to act.

•Termination for Good Reason: An NEO may resign for “good reason” within sixty days after providing written notice to the Company of any of the following events, if the Company does not cure after such notice: (1) the Company’s failure to comply with any material provision of the NEO’s employment agreement (including but not limited to any reduction of the NEO’s salary or the target annual cash incentive bonus); (2) a significant diminishment in the nature or scope of the authority, power, function, or duties attached to the NEO’s then-current position without the NEO’s written consent (provided that the NEO’s employment may be transferred, assigned, or re-assigned to the Company or a division, affiliate or subsidiary thereof; the NEO’s division, affiliate or subsidiary may be reorganized; and the NEO’s direct reports or the person or title to whom the NEO reports may be changed; and no such transfer, assignment, re-assignment, reorganization or change shall constitute “good reason”); or (3) a relocation of the NEO’s principal place of employment to a location that increases the regular one-way commute distance between the NEO’s residence and principal place of employment by more than 25 miles without the NEO’s prior written consent.

•Termination Due to Disability: An NEO’s employment may be terminated due to disability if the NEO is absent from their duties on a full-time basis for the entire period of six months as a result of a physical or mental impairment.

•Termination upon Non-Renewal of Employment Agreement: Each NEO’s existing employment agreement provides for an initial term, subject to one or more extensions for additional consecutive terms. However, an NEO’s employment agreement will expire at the end of its then current term, unless the Company delivers an extension notice at least 180 days prior to the expiration of the term.

•Voluntary Resignation: An NEO’s employment terminates as a result of voluntary resignation if the NEO resigns for any reason other than “good reason” or disability.

In addition to payments and benefits resulting from the employment termination circumstances described above, each NEO’s employment agreement provides for certain payments and benefits in connection with a change in control of the Company. Under the NEO employment agreements existing in fiscal 2024, these payments and benefits had a “double-trigger” condition as follows:

•Termination without Cause or for Good Reason following Change in Control: NEO employment agreements provide that a “change in control” of the Company occurs if: (1) any person or group acquires more than 35% of the total voting power of the Company’s stock during a 12-month period; (2) the Company is a party to a merger in which any person or group acquires more than 50% of the total voting power of the Company’s stock; (3) there is a sale, exchange or transfer of all or substantially all of the Company’s assets; or (4) there is a complete liquidation or dissolution of the Company. The additional payments and benefits are provided if, during the period beginning one month prior to and ending twelve months following a change in control, the NEO’s employment is terminated without cause or the NEO resigns for good reason.

Employment Agreements with Ms. Rentler, Mr. Orvos, Mr. Conroy, and Mr. Hartshorn

During fiscal 2024, our agreements with Ms. Rentler, Mr. Orvos, Mr. Conroy, and Mr. Hartshorn provided that if the NEO’s employment is terminated due to disability, without cause, or if they resign for good reason, the NEO would be entitled to continued payment of their then current salary through the remaining term of the employment agreement. The NEO would also be entitled to continued payment of an annual cash incentive bonus through the remainder of the agreement term, prorated for the final year of the agreement term, with the annual cash incentive bonus amount based on the annual cash incentive bonus that would have been earned had the NEO not been terminated, but in any case, prior to proration, not to exceed 100% of their target annual cash incentive bonus. Restricted stock would immediately vest on a prorated basis, based on time employed. Unsettled performance shares would be based on actual performance against target, capped at 100% of target and then prorated based on time employed during the performance period. Settled but unvested performance shares would accelerate as of the termination date. The portion of Mr. Conroy’s performance-based RSUs that is subject to service-based vesting would vest on a pro-rata basis, as would his performance-based RSUs that have been earned. Other equity awards would continue to vest in accordance with their terms through the termination date. Repayment/re-acquisition rights by the Company as to prior dividends on unvested restricted stock would be waived.

If the NEO’s employment agreement expires as a result of its non-renewal, they would be entitled to any compensation and benefits earned through the date of expiration. In addition, the NEO would be entitled to receive an annual cash incentive bonus for the year of termination, prorated for the portion of the annual cash incentive bonus year elapsing prior to termination of employment, based on the annual cash incentive bonus that would have been earned had the NEO not been terminated, but in any case, prior to proration, not to exceed 100% of their target annual cash incentive bonus. Restricted stock would immediately vest on a prorated basis, based on time employed. Performance shares earned would be based on actual performance against target, capped at 100% of target and then prorated based on time employed during the performance period. Settled but unvested performance shares would accelerate as of the termination date. The portion of Mr. Conroy’s performance-based RSUs that is subject to service-based vesting only would fully vest. The portion of the performance-based RSUs that is performance-based will be earned and fully vested if the performance metric is satisfied prior to the end of the respective vesting periods. Other equity awards would continue to vest in accordance with their terms through the termination date. Repayment/re-acquisition rights by the Company as to prior dividends on unvested restricted stock would be waived.

If the NEO is terminated for cause or resigns voluntarily other than for good reason, they would be entitled to payment of salary through the termination date and any annual cash incentive bonus that was fully earned prior to the termination date. Unvested restricted stock, performance shares, and restricted stock units would be forfeited on termination.

If the NEO dies, they would be entitled to payment of salary through the termination date, and a prorated annual cash incentive bonus, capped at 100% of the NEO’s target prior to proration. Restricted stock grants would accelerate, provided that the executive had continued in service for at least one year after the date of grant. Payout of unsettled performance share awards would be based on actual performance against target, capped at 100% of target and prorated for the period employed during the performance period; settled but unvested performance share awards would accelerate as of date of death. The portion of Mr. Conroy’s PRSUs that is subject to service-based vesting would vest on a pro-rata basis. The portion of the PRSUs that is performance-based will vest if the performance criteria is met before the date of death. Other equity awards would continue to vest in accordance with their terms through the termination date. Repayment/re-acquisition rights by the Company as to prior dividends on unvested restricted stock would be waived.

If within a period beginning one month prior to and ending one year following a change in control of the Company, the NEO’s employment is terminated either by the Company without cause or due to resignation for good reason, the NEO would be entitled to a cash payment equal to 2.99 times the sum of their then current salary and target annual cash incentive bonus. In addition, the NEO would be entitled to continuation of health care coverage at the Company’s expense and reimbursement of estate planning expenses for the remainder of the term of their employment agreement (except for Ms. Rentler as described below).

Each NEO’s employment agreement provides that if they become subject to any excise tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” as a result of any payments and benefits the NEO receives under their employment agreement or any other Company plan or agreement upon a change of control, then the Company will pay the NEO an amount that places the NEO in the best after-tax position. The Company does not provide the NEO with a “gross-up” payment.

Additionally, pursuant to Ms. Rentler’s employment agreement, she and her spouse are entitled to a continuation of certain benefits provided that she is not terminated prior to her contract end date “For Cause” or due to a “Voluntary Termination.” These benefits include the continued participation at no cost in the following Company employee benefit plans and arrangements: executive medical, executive dental and executive vision insurance; provided, however, that Medicare will be the primary insurance coverage. The continuation of these benefits is extended until the respective deaths of Ms. Rentler and her spouse. Ms. Rentler and her spouse are also entitled to claims administration support at no cost with respect to these benefits. In the event of a change of control of the Company, Ms. Rentler is also entitled to the continuation of these benefits. In the event that, following termination of employment, this health care coverage may no longer be extended to Ms. Rentler (a) due to the terms of the Company’s health care plans; (b) under applicable law; or (c) because such coverage is no longer available, the Company will purchase and maintain a health insurance policy or policies, or otherwise provide coverage, for her and her spouse.

Employment Agreement with Mr. Balmuth, Executive Chairman

Effective September 2023, the Company approved an amendment and extension of the Company’s employment agreement with Mr. Balmuth, appointing him as Executive Chairman through January 31, 2026, and as Senior Advisor from February 1, 2026 through March 31, 2026, with an annual salary of not less than $1,400,000, subject to annual increases as part of the Company’s annual review process. For fiscal years 2024 and 2025, Mr. Balmuth is eligible for an annual cash incentive bonus in accordance with the existing incentive plan at a target rate of 175% of his base salary or as otherwise determined in accordance with such annual cash incentive bonus plan, and a retention bonus of $4,700,000, which will be paid on February 9, 2026. Mr. Balmuth will become vested in such bonus, prorated on a daily basis from September 1, 2023 through February 9, 2026 based on continued employment with the Company.

Mr. Balmuth is eligible to receive performance share awards (“PSAs”) for fiscal years 2024, 2025, and 2026. Provided that Mr. Balmuth remains employed by the Company through the PSA settlement dates, unvested performance shares attributable to the 2024, 2025, and 2026 PSAs will become vested on the dates specified in the Notices of Grant. The number of vested performance shares attributable to the PSAs for fiscal years 2024, 2025, and 2026 will be determined on the basis of the extent to which the target levels of the performance established for such fiscal years are attained and all unvested common shares attributed to the PSA Grants will become vested common shares on the vesting dates specified in the performance share documents (determined as if Mr. Balmuth remained employed with the Company).

Mr. Balmuth received a restricted stock award (“RSA”) in September 2023, March 2024, and is eligible to receive additional RSAs in fiscal year 2025. The RSAs will vest on the dates specified in the Notices of Grant, provided Mr. Balmuth remains employed by the Company through that date, or upon Mr. Balmuth’s termination, if earlier.

Our agreement with Mr. Balmuth provides that if, prior to March 31, 2026, his employment is terminated without cause, he resigns for good reason, or his employment terminates due to disability, he would be entitled to continued payment of his then current salary for a period of two years from the date of such termination. He would also be entitled to an annual cash incentive bonus equal to two times his target annual cash incentive bonus for the fiscal year in which the termination occurs. Restricted stock would immediately vest on a prorated basis, based on time employed. Performance shares earned and settled would vest in full. Payout of unsettled performance share awards would be based on actual performance against target, capped at 100% of target and prorated based on time employed.

If Mr. Balmuth is terminated for cause or resigns voluntarily other than for good reason, he would be entitled to payment of salary through the termination date and any annual cash incentive bonus that was fully earned prior to the termination date.

In the event of Mr. Balmuth’s death, Mr. Balmuth’s estate would be entitled to receive salary and benefits through such termination, as well as a prorated annual cash incentive bonus for that year, capped at 100% of target. Performance shares earned and settled would vest in full. Payout of unsettled performance share awards would be based on actual performance against target, capped at 100% of target and prorated based on time employed.

In addition to the payments and benefits described above, under the terms of his employment agreement, Mr. Balmuth and his spouse will continue to be eligible for certain Company-paid benefits until their respective deaths, regardless of the reason for Mr. Balmuth’s termination of employment. These benefits include executive medical, executive dental, and executive vision, behavioral health insurance, health advisory insurance, life insurance, accidental death and dismemberment insurance, business travel insurance, group excess personal liability insurance, claims administration support, and certain “matching contributions” (as that term is defined in his agreement). Mr. Balmuth will receive estate planning expense reimbursements until his death, of up to $20,000 annually, or more based on the reimbursement benefit of the then-current CEO. In the event that, following termination of Mr. Balmuth’s employment, such health care coverage may no longer be extended to him (a) due to the terms of the Company’s health care plans, (b) under applicable law, or (c) because such coverage is no longer available, the Company will purchase and maintain a health insurance policy or policies, or otherwise provide coverage, for Mr. Balmuth and his spouse.

If within one year following a change in control of the Company, Mr. Balmuth’s employment is terminated either by the Company without cause or by Mr. Balmuth for good reason, Mr. Balmuth would be entitled to a cash payment equal to 2.99 times his then current annual salary and annual target cash incentive bonus. Any unvested common shares will vest in full upon termination of employment and if such termination occurs prior to a performance share settlement date, the target number of performance shares attributable to PSA awards shall become vested performance shares and shall be converted to vested common shares.

Mr. Balmuth’s employment agreement provides that if he becomes subject to any excise tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” as a result of any payments and benefits he receives under his employment agreement or any other Company plan or agreement, then the Company will pay Mr. Balmuth an amount that places him in the best after-tax position. The Company does not provide Mr. Balmuth with a “gross-up” payment.

Applicable Terms of Equity Award Plans

Under the terms of our equity award plans, the Board of Directors and the Compensation Committee generally have the discretion to provide for the acceleration of vesting in the event of a change in control or other circumstances, as determined by the Board in its discretion. The terms of the individual award agreements for each participant in our equity award plans, including executive officers, provide for vesting upon a change in control where the participant is involuntarily terminated or terminates for good reason (referred to as “double-trigger”).

PAY VERSUS PERFORMANCE

The following table provides information with respect to the relationship between the compensation of our NEOs and Company performance for the fiscal years listed below. The compensation information presented in the table and in the disclosure below is determined in accordance with specific SEC rules, and may be different from the compensation information presented in the Compensation Discussion and Analysis. The Compensation Committee did not consider the pay versus performance disclosure information below in making its compensation decisions for any of the fiscal years shown.

Pay versus Performance
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(3)	Average Summary Compensation Table Total for Non-PEO NEOs(2)	Average Compensation Actually Paid to Non-PEO NEOs(3)	Value of Initial Fixed $100 Investment Based On:		Net Income ($000)	Pre-Tax Earnings ($000)
					Total Shareholder Return	Peer Group Total Shareholder Return(4)
2024	$16,994,251	$22,248,191	$18,106,568	$19,259,807	$141	$187	$2,090,730	$2,757,154
2023	$18,094,944	$32,986,019	$8,413,633	$11,031,541	$133	$155	$1,874,520	$2,471,781
2022	$11,335,069	$11,165,315	$4,347,931	$5,456,168	$109	$131	$1,512,041	$1,987,489
2021	$15,989,635	$16,497,110	$6,292,515	$5,601,094	$87	$120	$1,722,589	$2,258,540
2020	$17,529,560	$10,501,563	$7,078,043	$4,846,029	$100	$109	$85,382	$106,297

(1)Our Principal Executive Officer (“PEO”) for 2024, 2023, 2022, 2021, and 2020 is Barbara Rentler.
(2)Our non-PEO NEOs for 2024, 2023, 2022, 2021, and 2020 are as follows:
a.2024: Adam Orvos, James G. Conroy, Michael Balmuth, and Michael J. Hartshorn.
b.2023: Adam Orvos, Michael Balmuth, Michael J. Hartshorn, and Stephen Brinkley.
c.2022: Adam Orvos, Michael J. Hartshorn, Michael Kobayashi, and Brian Morrow.
d.2021: Adam Orvos, Michael J. Hartshorn, Michael Kobayashi, Brian Morrow, Michael Balmuth, and Travis Marquette.
e.2020: Michael J. Hartshorn, Brian Morrow, Michael Balmuth, and Travis Marquette.
(3)Compensation Actually Paid is defined under the relevant SEC rules as the total compensation reported in the Summary Compensation Table for the applicable year, as adjusted for specified equity award value changes. Please see the “Adjustments Table” below for further detail related to this calculation.
(4)The peer group used for purposes of the values shown in this column is the same industry index as is shown in the stockholder return performance graph included in Item 5 of our Annual Report on Form 10-K (Dow Jones Apparel Retailers).

Adjustments Table
Year	NEO	Grant Date Fair Value of Equity Awards Granted During Applicable Year(1)	Year-End Fair Value of Equity Awards Granted During Applicable Year(2)	Change in Fair Value as of Year-End of Any Prior Year Awards that Remain Unvested as of Year-End(3)	Change in Fair Value as of the Vesting Date of Any Prior Year Awards that Vested During Applicable Year(4)	Change in Fair Value as of Year-End of Any Awards Forfeited During Applicable Year(5)	Value of Dividends or other Earnings Paid on Stock not Otherwise Reflected in Fair Value or Total Compensation(6)	Total Adjustments Reflected in Compensation Actually Paid
2024	PEO	$(10,700,209)	$13,918,519	$1,494,763	$184,815	$—	$356,052	$5,253,940
	Average non-PEO NEOs	$(13,112,524)	$13,788,393	$218,273	$169,959	$—	$89,138	$1,153,239
2023	PEO	$(10,700,095)	$22,796,125	$4,064,656	$(1,575,360)	$—	$305,749	$14,891,075
	Average non-PEO NEOs	$(3,875,104)	$5,844,040	$731,856	$(149,678)	$—	$66,794	$2,617,908
2022	PEO	$(9,800,093)	$4,316,812	$5,269,903	$(281,593)	$—	$325,216	$(169,755)
	Average non-PEO NEOs	$(2,750,090)	$2,084,209	$1,744,487	$(86,429)	$—	$116,060	$1,108,237
2021	PEO	$(9,800,128)	$12,088,760	$(3,281,621)	$1,240,177	$—	$260,287	$507,475
	Average non-PEO NEOs	$(2,975,067)	$3,364,001	$(635,040)	$264,203	$(771,203)	$61,685	$(691,421)
2020	PEO	$(13,928,610)	$9,620,687	$(212,697)	$(2,587,244)	$—	$79,867	$(7,027,997)
	Average non-PEO NEOs	$(4,808,569)	$3,466,795	$(46,402)	$(866,800)	$—	$22,962	$(2,232,014)
Note: For each year, we have re-valued performance share awards at their final settlement payout level following the performance period that aligns with our fiscal year.

(1)Deduct the amounts shown in the “Stock Awards” column in the Summary Compensation Table with respect to awards granted during the applicable fiscal year.
(2)For awards granted in the covered fiscal year which are outstanding and unvested at year-end, add the Fair Value as of the end of the applicable year.
(3)For awards granted in the prior fiscal years that are outstanding and unvested at the end of the applicable year, add (or subtract) the amount equal to the changes in Fair Value as of the end of the applicable year (from the end of the prior year).
(4)For awards granted in prior fiscal years that vested during the applicable year, add (or subtract) the amount equal to the changes in Fair Value as of the vesting date (from the end of the prior year).
(5)For awards forfeited in the applicable fiscal year, subtract the amount equal to the Fair Value at the end of the prior year.
(6)Add the dollar value of any dividends paid on stock awards in the applicable year if prior to the vesting date.

Most Important Financial Performance Measure

The table below includes the most important financial measure that we use to link compensation actually paid to our NEOs to our company performance for fiscal 2024. We have listed pre-tax earnings as the sole financial performance measure. Pre-tax earnings is a GAAP-disclosed metric and serves as the starting point for adjusted pre-tax earnings, which is the key and only metric used under our annual cash incentive bonus program and for our performance share awards applicable to the NEOs who received grants in fiscal 2024. The Compensation Committee selected adjusted pre-tax earnings as the metric in our incentive compensation plans because the Committee believes that measure is the key driver of stockholder value in the Company’s business.

Most Important Performance Measure
Pre-Tax Earnings

Pay Versus Performance Charts

The chart below shows the relationship between Compensation Actually Paid to our PEO and our other NEOs to our total shareholder return during fiscal 2020, 2021, 2022, 2023, and 2024, indexed to the end of fiscal 2019. We have also included the Total Shareholder Return of the Dow Jones Apparel Retailers Index (Item 5 of our Annual Report on Form 10-K) on this chart for the same period.

The chart below shows the relationship between Compensation Actually Paid to our PEO and our other NEOs to our net income during fiscal 2020, 2021, 2022, 2023, and 2024.

The chart below shows the relationship between Compensation Actually Paid to our PEO and our other NEOs to our pre-tax earnings during fiscal 2020, 2021, 2022, 2023, and 2024.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Bjorklund, Mr. Bush, Ms. Mueller, and Ms. Sutton served on the Compensation Committee of our Board during the past fiscal year. None of the members of the Compensation Committee are or have been an officer or employee of the Company, except for Mr. Bush who served as Senior Vice President of Strategic Planning and Marketing of the Company from 1991 to 1995. During fiscal 2024, no member of the Compensation Committee had any relationship with the Company that requires disclosure of a related person transaction under Item 404 of Regulation S-K. During fiscal 2024, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officers served on our Compensation Committee or Board.

RELATED PERSON TRANSACTIONS

The Company’s procedure for the review, approval, or ratification of related person transactions is to present them to the Audit Committee, except for executive and director compensation-related matters, which are approved or authorized by the Compensation Committee. The Company had no reportable related person transactions in fiscal 2024.

DELINQUENT SECTION 16(a) REPORTS

Our directors and officers are required by Section 16 of the Exchange Act to make public filings with the Securities and Exchange Commission to report their transactions in, and beneficial ownership of, our common stock, including any stock options and other derivative securities. George P. Orban, one of our directors, was late in filing a Form 4 for transactions occurring on April 2, 2024, including a charitable gift of 20,500 shares of common stock and three transactions involving the distribution of shares of common stock held by a partnership to three trusts (held indirectly by Mr. Orban).

PROXY SOLICITATION FEES

The cost of distribution of proxy materials and any solicitation of proxies will be borne by the Company. We have retained Broadridge Financial Solutions, Inc. (“Broadridge”) to assist in the distribution of materials, and Broadridge and D.F. King to provide incremental support in soliciting proxies if needed.

HOUSEHOLDING

SEC rules permit companies and intermediaries (such as banks and brokers) to send a single copy of the proxy materials, annual report, or Notice of Internet Availability of Proxy Materials, as applicable, to two or more stockholders who share the same address, subject to certain conditions. This “householding” rule benefits both the stockholders and the Company by reducing the volume of duplicate information stockholders receive, reducing the Company’s printing and mailing costs, and reducing the environmental impact of our meeting. Accordingly, a single copy of the Notice of Internet Availability of Proxy Materials (or proxy materials) may be delivered to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders.

If one set of these documents was sent to your household for the use of multiple stockholders of the Company in your household, and one or more of you would prefer to receive additional sets, or if multiple copies of these documents were sent to your household and you prefer to receive only one set, please contact our proxy mailing and tabulation agent, Broadridge Shareholder Services by telephone at 1-800-579-1639 or by e-mail at sendmaterial@proxyvote.com with the control number in the subject line. Upon receiving a request, we will cause a separate copy of our annual report, proxy materials, or Notice of Internet Availability of Proxy Materials, as applicable, to be promptly delivered to a stockholder of record at a shared address to which a single copy of the document was delivered.

IF A BROKER, BANK, OR OTHER NOMINEE HOLDS YOUR SHARES, PLEASE CONTACT YOUR BROKER, BANK, OR OTHER NOMINEE DIRECTLY IF YOU HAVE QUESTIONS ABOUT DELIVERY OF MATERIALS, REQUIRE ADDITIONAL COPIES OF THE PROXY MATERIALS, OR WISH TO RECEIVE MULTIPLE COPIES OF THE PROXY MATERIALS, WHICH WOULD REQUIRE YOU TO STATE THAT YOU DO NOT CONSENT TO HOUSEHOLDING.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which management intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournments or postponements thereof, the persons named in the accompanying Proxy will vote the Proxy on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Our Bylaws include provisions that require advance notice of director nominations and of proposed business being brought by stockholders at our annual stockholder meetings.

Stockholder proposals and stockholder nominations of candidates for election as directors intended for inclusion in our proxy statement for the next annual meeting of stockholders must be received not later than the close of business in California on December 9, 2025 nor earlier than November 9, 2025, and must otherwise comply with the applicable conditions established by our Bylaws (including the “Proxy Access” provisions of our Bylaws, if applicable, in regard to director nominations) and with the applicable conditions established by the SEC for stockholder proposals. Under our Bylaws, stockholder proposals and nominations of director candidates (whether or not intended for inclusion in our proxy statement) will not be considered timely for presentation at our next annual meeting unless they are received not later than the close of business in California on December 9, 2025 nor earlier than November 9, 2025; except that if the date of our 2026 annual stockholder meeting changes to a date that is more than 30 days before or more than 60 days after May 21, 2026, then the deadline for advance notice of stockholder proposals and nominations will also change, as established in our Bylaws. In each case, the advance notice (along with the applicable supporting information) must be sent to the attention of the Corporate Secretary and be received by the Company at our corporate offices at 5130 Hacienda Drive, Dublin, CA 94568. In addition to satisfying the above requirements, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide timely notice that sets forth the information required by our Bylaws and by Rule 14a-19 under the Exchange Act.

By order of the Board of Directors,

Ken Jew
Corporate Secretary

Dated: April 8, 2025

ROSS STORES, INC.
5130 HACIENDA DRIVE
DUBLIN, CA 94568

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.ProxyVote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ROST2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V66963-P27147 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ROSS STORES, INC.

The Board of Directors recommends you vote "FOR" the following Nominees:

1. Election of 11 Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Michael Balmuth	☐	☐	☐
1b. K. Gunnar Bjorklund	☐	☐	☐
1c. Michael J. Bush	☐	☐	☐
1d. Edward G. Cannizzaro	☐	☐	☐
1e. James G. Conroy	☐	☐	☐
1f. Sharon D. Garrett	☐	☐	☐
1g. Michael J. Hartshorn	☐	☐	☐
1h. Stephen D. Milligan	☐	☐	☐
1i. Patricia H. Mueller	☐	☐	☐
1j. George P. Orban	☐	☐	☐
1k. Doniel N. Sutton	☐	☐	☐

The Board of Directors recommends you vote "FOR" each of Proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Advisory vote to approve the resolution on the compensation of the named executive officers.	☐	☐	☐
3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending January 31, 2026.	☐	☐	☐

NOTE: Discretionary authority is given as to such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.ProxyVote.com.

V66964-P27147

ROSS STORES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James G. Conroy and Ken Jew, and either of them, as attorneys of the undersigned with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Ross Stores, Inc. (the "Company"), to be held on May 21, 2025 at 1:30 p.m. PDT, via live webcast, and at any continuation or adjournment thereof, with all powers which the undersigned might have if personally present at the meeting.

WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED "FOR" ALL NOMINEES, "FOR" EACH OF PROPOSALS 2 AND 3, AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)